Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “RSA” and, together with the Term Sheet (as defined below), this “Agreement”), dated as of October 11, 2020, is entered into by and among the following parties:1

(i) Mallinckrodt plc (the “Parent”) and each of its subsidiaries listed on Annex 1 hereto (each, including the Parent, a “Company Entity,” and collectively, the “Company” or the “Debtors”; and the Company, together with any subsidiaries or affiliates of the Parent not identified on Annex 1 hereto, “Mallinckrodt”);

(ii) the undersigned holders of Guaranteed Unsecured Notes, and such additional holders of Guaranteed Unsecured Notes who become party hereto from time to time pursuant to a Joinder Agreement (collectively, the “Supporting Unsecured Noteholders”); and

(iii) the Plaintiffs’ Executive Committee (defined below), the undersigned Governmental Entities, and any additional Governmental Entities holding Opioid Claims who become party hereto from time to time pursuant to a Joinder Agreement (collectively, the “Supporting Governmental Opioid Claimants,” and together with the Supporting Unsecured Noteholders, the “Supporting Parties,” and the Supporting Parties together with the Company, the “Parties”).2

WHEREAS, the Parties have in good faith and at arm’s length negotiated and agreed to the terms of a restructuring (the “Restructuring”) as set forth on the term sheet attached hereto as Exhibit A (including the Opioid Settlement Term Sheet (as defined below), the “Term Sheet,” and the chapter 11 plan based thereon, together with all exhibits, annexes, and schedules thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with its terms and this Agreement, the “Plan”) intended to be consummated through (a) voluntary cases under chapter 11 of the Bankruptcy Code (as defined below) (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on the terms set forth in this Agreement, (b) the examinership proceedings to be commenced by the directors of the Parent or any other Company Entity under the laws of Ireland (the “Irish Examinership Proceedings”), and (c) the Recognition Proceedings;

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or the Term Sheet, as applicable.
[2]

For the avoidance of doubt, the term “Parties” or “Party” as and when used in this Agreement refers to the individual signatories to this Agreement, and not the Supporting Governmental Opioid Claimants, the Supporting Unsecured Noteholders, the Company or the Supporting Parties as a whole or in their capacity as groups.

WHEREAS, the Company and the Supporting Governmental Opioid Claimants have in good faith and at arm’s length negotiated and agreed to the terms of a global settlement of all Opioid Claims against the Company to be facilitated through the Chapter 11 Cases as set forth on the settlement term sheet attached to the Term Sheet as Schedule 1 (the “Opioid Settlement Term Sheet,” and the settlement based thereon, the “Opioid Settlement”);

WHEREAS, the Parties intend that additional Governmental Entities holding Opioid Claims, other Opioid Claimants (or representatives thereof), and holders of Guaranteed Unsecured Notes will be encouraged to join this Agreement and/or otherwise support the Opioid Settlement and the Restructuring, in accordance with the terms hereof; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Term Sheet (including the Opioid Settlement Term Sheet). As used in this Agreement, the following terms have the following meanings:

a. “105(a) Order” means an order under section 105(a) of the Bankruptcy Code preliminarily enjoining any Person (or unit thereof) from pursuit of any Opioid Claim against Mallinckrodt, the form of which must be acceptable to the Governmental Plaintiff Ad Hoc Committee, and the Required Supporting Unsecured Noteholders.

b. “Agreement Effective Date” means the date on which (i) counterpart signature pages to this Agreement shall have been executed and delivered to Latham & Watkins LLP by (A) each Company Entity, (B) the holders of at least 66.67% in outstanding principal amount of Guaranteed Unsecured Notes, and (C) at least 40 States and the Plaintiffs’ Executive Committee, either directly or through authorized counsel; and (ii) the Company Parties shall have paid all Restructuring Expenses that have been invoiced by no later than October 7, 2020.

c. “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, receivership (or otherwise any enforcement of security over any of the shares or assets of any of the Company Entities), examinership, assignment for the benefit of creditors, merger, transaction, takeover, offer, reverse takeover, consolidation, business combination, joint venture, partnership, sale of assets or equity, financing (debt or equity), restructuring, settlement of Opioid Claims, or similar transaction of or by any of the Company Entities, other than the transactions contemplated by and in accordance with this Agreement.

d. “Bankruptcy Code” means title 11 of the United States Code.

e. “Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in New York City, New York.

f. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

g. “Cash Collateral Order” means an order entered by the Bankruptcy Court authorizing the Debtors’ use of Cash Collateral, and all exhibits and schedules thereto, including any budget.

h. “Claim” has the meaning ascribed to such term under section 101(5) of the Bankruptcy Code.

i. “CMS” means the Centers for Medicare & Medicaid Services of the United States Department of Health and Human Services.

j. “CMS/DOJ/States Settlement” means the settlement between Mallinckrodt, the United States of America and the States (excluding, for this purpose, any territories of the United States) resolving the Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, the terms of which are set forth on Schedule 2 to the Term Sheet.

k. “CMS/DOJ/States Settlement Agreement” means the definitive settlement agreements memorializing the CMS/DOJ/States Settlement, which shall be consistent with the terms set forth on Schedule 2 to the Term Sheet.

l. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

m. “Definitive Documents” means, with respect to the Restructuring, all material documents (including any related Bankruptcy Court or other judicial or regulatory orders, agreements, schedules, pleadings, motions, filings, or exhibits) that are contemplated by this Agreement and that are otherwise necessary or desirable to implement the Restructuring, including (as applicable): (i) the Plan; (ii) Disclosure Statement; (iii) any other operative documents and/or agreements relating to the Plan (including any documents necessary to implement the distributions contemplated thereunder) and/or the Disclosure Statement; (iv) the Disclosure Statement Order; (v) the Confirmation Order; (vi) the Plan Supplement; (vii) the MIP; (viii) the Scheme of Arrangement and any other substantive pleadings submitted in the Irish Examinership Proceedings; (ix) an order of the High Court of Ireland confirming the Scheme of Arrangement; (x) the Exit Financing Documents, including all intercreditor agreements; (xi) the New Governance Documents; (xii) pleadings commencing the Recognition Proceeding and any substantive pleadings filed therein, including the order(s) granting recognition to the Chapter 11 Cases and relief granted therein; (xiii) all documents memorializing the Opioid Settlement;

(xiv) the Opioid Trust Documents; (xv) the New Opioid Warrants; (xvi) the Cash Collateral Order; (xvii) the First Day Pleadings; (xviii) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date; and (xix) all agreements to settle (A) administrative, priority, or tax claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases or in connection with the Restructuring in excess of $20 million or (B) General Unsecured Claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases or in connection with the Restructuring in excess of $50 million.

n. “Disclosure Statement” means the disclosure statement related to the Plan and any exhibits, schedules, attachments, or appendices thereto, in each case as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms herein and therein.

o. “Disclosure Statement Order” means the order approving the Disclosure Statement.

p. “Examiner” means the examiner(s) to be appointed to the Parent or any other Company Entity by order of the High Court of Ireland on the commencement of the Irish Examinership Proceedings.

q. “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the reorganized Company, including with respect to the Takeback Second Lien Notes.

r. “Finally Determined” means the amount of cash taxes paid or refund or overpayment realized by the Debtors, as may be adjusted in connection with the filing of an amended tax return or pursuant to a “determination” (as defined in Section 1313 of the Code, or analogous provision of state, local or non-U.S. tax law).

s. “First Day Pleadings” means the motions, petitions, pleadings, and draft orders that the Company files at the commencement of the Chapter 11 Cases. First Day Pleadings include orders as entered by the Bankruptcy Court.

t. “Governmental Entity” means the United States and any department, agency, or instrumentality of the United States and any State, Municipality, political subdivision or Native American Tribe and in each case, any department, agency, or instrumentality thereof.

u. “Governmental Plaintiff Ad Hoc Committee” means the ad hoc group of Governmental Entities holding Opioid Claims (or representatives thereof, including the Plaintiffs’ Executive Committee) represented by, among others, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, Brown Rudnick LLP, William Fry, and Houlihan Lokey Capital, Inc.

v. “Guaranteed Unsecured Notes” means, individually and collectively, the Company’s 5.75% Senior Notes due 2022, 5.500% Senior Notes due 2025, and 5.625% Senior Notes due 2023.

w. “Interest” means an equity interest, including the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any of the Parent or its affiliates, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any of the Parent or its affiliates (whether or not arising under or in connection with any employment agreement).

x. “Joinder Agreement” means the form of joinder agreement attached hereto as Exhibit B.

y. “Make-Whole Claims” means any Claim, whether secured or unsecured, derived from or based upon any make-whole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon acceleration as provided for by Section 6.02 of each of the Secured Notes Indentures.

z. “Make-Whole Reservation of Rights” means the reservation of rights of each Party hereto set forth in Section 23 hereof.

aa. “Mandatory Offer Requirement” means a requirement to make a mandatory cash offer for the Company under Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 of Ireland.

bb. “MDL” means that certain opioid multi-district litigation captioned In re National Prescription Opiate Litigation, MDL No. 2804, Case No. 17-md-02804 (N.D. Ohio).

cc. “Municipality” means any governmental unit (or division or agency thereof) that is not a State or Native American Tribe.

dd. “Native American Tribe” means any Native American tribe within the borders of the United States of America.

ee. “Net Prepetition Cash Tax Liability” means (a) the cash tax owed by the Debtors after the Petition Date (including any cash taxes owed to a taxing authority in connection with an audit, assessment, examination or other tax proceeding), less (b) refunds or overpayments of taxes realized by the Debtors received after the Petition Date (or credited against taxes in a taxable period (or portion thereof) ending after the Petition Date), in each case, with respect to a taxable period or portion thereof ending on or prior to the Petition Date, as Finally Determined; provided, that the determination of Net Prepetition Cash Tax Liability shall not include any tax liability which is attributable to any action requested or consented to by the Required Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee. For taxable periods beginning on or prior to and ending after the Petition Date, the applicable cash taxes, refunds or overpayments shall be apportioned to the portion of the taxable period ending on the Petition Date (i) in the case of a property or other ad valorem tax, by multiplying the total amount of such tax by a fraction, the numerator of which is the number of days in the period ending on the Petition Date, and the denominator of which is the total number of days in the taxable period or (ii) in the case of all other taxes, based on an interim closing of the books as of the close of business on the Petition Date (except that exemptions, allowances or deductions that are calculated on annual basis, such as depreciation, shall be apportioned on a pro rata basis).

ff. “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents for the reorganized Company Entities.

gg. “Non-Debtor Affiliates” means the Parent’s subsidiaries and affiliates (as defined in section 101(2) of the Bankruptcy Code) that are not debtors in the Chapter 11 Cases.

hh. “Noteholder Consent Fee” means cash in an amount equal to 1.5% of par value of the applicable Supporting Unsecured Noteholder’s Guaranteed Unsecured Notes as of the Determination Date (as defined below).

ii. “Notes Issuers” means Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC.

jj. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

kk. “Petition Date” means the date on which the Company commences the Chapter 11 Cases.

ll. “Plaintiffs’ Executive Committee” means the court-appointed Co-Lead Counsel Paul J. Hanly, Jr., Joseph Rice, and Paul T. Farrell, Jr. on behalf of the court-appointed plaintiffs’ executive committee in the MDL, solely in their capacities as such and not in any individual capacities.

mm. “Plan Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

nn. “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of this Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Plan Effective Date, including the following documents: (i) the New Governance Documents, (ii) the indenture evidencing the Takeback Second Lien Notes, (iii) the Exit Financing Documents, (iv) the Opioid Trust Documents, (v) the CMS/DOJ/States Settlement Agreement (if any), (vi) to the extent known and determined, the identity of the members of the board of the reorganized Company, and (vii) such other documents as may be specified in the Plan.

oo. “Representatives” means, with respect to any Person, such Person’s affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

pp. “Required Supporting Parties” means, as of any date of determination, the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee.

qq. “Required Supporting Unsecured Noteholders” means, as of any date of determination, Supporting Unsecured Noteholders holding at least a majority in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to this Agreement. Guaranteed Unsecured Notes held by any (i) Mallinckrodt entity, (ii) holder of Opioid Claims and (iii) entity or person whose vote has been “designated” by the Bankruptcy Court in the Chapter 11 Cases (including pursuant to section 1126(e) of the Bankruptcy Code), shall not be included (either in the numerator or the denominator), and shall not be considered outstanding Guaranteed Unsecured Notes Claims, for purposes of calculating (x) the Required Supporting Unsecured Noteholders or (y) any other threshold applicable to the Supporting Unsecured Noteholders under this Agreement.

rr. “Scheme of Arrangement” means the scheme(s) of arrangement based on and consistent in all respects with the Term Sheet and the Plan to be formulated and proposed by the Examiner in respect of the Parent or any other Company Entity, and submitted for confirmation to the High Court of Ireland.

ss. “Secured Notes Indentures” means (a) that certain Indenture, dated as of April 7, 2020 (as modified, amended, or supplemented from time to time), by and among the Notes Issuers, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent; and (b) that certain Indenture, dated as of December 6, 2019 (as modified, amended, or supplemented from time to time), by and among the Notes Issuers, as issuers, the guarantors party thereto from time to time, and Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent.

tt. “Specified Claims and Interests” means: (a) with respect to the Supporting Governmental Opioid Claimants, Opioid Claims; (b) with respect to Supporting Unsecured Noteholders, Claims based on the Guaranteed Unsecured Notes; and (c) with respect to any other Supporting Party, such Claims and/or Interests held by a Supporting Party in the Company solely in the capacity in which such Supporting Party executes this Agreement.

uu. “State” means a state or territory of the United States of America.

vv. “Support Period” means, with respect to any Party, the period commencing on the later of (a) the Agreement Effective Date and (b) the date such Party becomes party hereto and ending on the earlier of (x) the date on which this Agreement is terminated by or with respect to such Party in accordance with Section 6 hereof and (y) the Plan Effective Date.

ww. “Target Net Prepetition Cash Tax Liability” means 104,851,000 dollars ($104,851,000).

xx. “Unsecured Noteholders” means the holders of Guaranteed Unsecured Notes.

yy. “Unsecured Notes Ad Hoc Group” means that certain ad hoc group of holders of certain Guaranteed Unsecured Notes represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

2. Restructuring Process. Where the provisions of this Agreement and the Term Sheet refer or apply to the Chapter 11 Cases, the Bankruptcy Court, and/or the Plan (including the Definitive Documents and any other documentation relating or relevant thereto) or events, circumstances, or procedures in the United States (the “US Process”) but do not equally reference or apply to (a) the Irish Examinership Proceedings, the High Court of Ireland, and/or the Scheme of Arrangement (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Ireland (the “Irish Process”) or (b) the Recognition Proceedings, the Ontario Superior Court of Justice (Commercial List), and/or the order(s) recognizing the Plan in Canada (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Canada (the “Canadian Process”), those provisions relating to the US Process shall be deemed to apply or refer equally to the Irish Process and the Canadian Process (and, if necessary, this Agreement and the Term Sheet will be deemed to include provisions relating to the Irish Process and Canadian Process which correspond to provisions relating to the US Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to the Irish Process and Canadian Process in the same way as the US Process, to the fullest extent necessary in order to implement the Restructuring in accordance with the terms, spirit, and intent of this Agreement and the Term Sheet.

3. Definitive Documents. Except for Definitive Documents for which consent rights are addressed in the Term Sheet, each Definitive Document shall be consistent with this Agreement and otherwise reasonably acceptable to the Company, the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee, including as they may be modified, amended, or supplemented in accordance with this Agreement. The Parties agree that the Definitive Documents are intended to provide tax efficiency to (x) the Company, including with respect to the availability, location, and timing of tax deductions, and (y) to the Opioid Claimants, including with respect to the tax classification of the Opioid Trust.

4. Agreements of the Supporting Parties.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Supporting Party agrees, severally and not jointly (solely in its capacity as a holder of Specified Claims and Interests, and in no other capacity), solely as long as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any Specified Claims and Interests against and/or in the Company held by it, that it shall use commercially reasonable efforts:

(i) to not oppose or otherwise object to the Restructuring, including by (A) timely voting all its Specified Claims and Interests (or directing the beneficial owner of the Claims and Interests on whose behalf it has executed this Agreement to timely vote) to accept the Plan and Scheme of Arrangement (to the extent such Claims and Interests are entitled to vote thereunder) and not changing or revoking its vote (subject to receipt of a Bankruptcy Court-approved Disclosure Statement), provided, that such vote shall be deemed immediately revoked and void ab initio upon termination of this Agreement in accordance with the terms hereof before the consummation of the Plan, and (B) not exercising any right to “opt out” of the third-party releases contained in the Plan; provided, that, with respect to the Supporting Governmental Opioid Claimants, such support will only be with respect to such entity’s Opioid Claims and not with respect to any other Claims or Interests; provided, further, that the Plaintiff’s Executive Committee need only recommend that all Opioid Claimants in the MDL take the actions contemplated by (A) and (B) above;

(ii) to not oppose or otherwise object to (A) the petition to be presented by the directors of the Parent or any other Company Entity before the High Court of Ireland for appointment of the Examiner to the Parent or any other Company Entity for the purposes of or in connection with the implementation of the Restructuring, (B) any ancillary applications brought before the High Court of Ireland relating to such petition, including for the appointment of the Examiner to the Parent or any other Company Entity on an interim basis pending the hearing of the petition and/or the appointment of the Examiner to any Company Entity as a “related company” (within the meaning of Section 2 of the Companies Act 2014 of Ireland), and/or (C) any application(s) for recognition or other proceedings by any Company Entity under the Canadian Companies’ Creditors Arrangement Act to the extent necessary to implement the Restructuring;

(iii) to not oppose or otherwise object to the Company’s application to the Bankruptcy Court for entry of the 105(a) Order;

(iv) to not oppose or otherwise object to the Company’s application to appoint a Future Claimants Representative;

(v) to not oppose or otherwise object to, and not directly or indirectly interfere with (or instruct or encourage any other Person to directly or indirectly interfere with), the CMS/DOJ/States Settlement and/or the implementation thereof (including any motion or other request for entry of an order of the Bankruptcy Court, which may be the Confirmation Order, approving the CMS/DOJ/States Settlement);

(vi) to not oppose or otherwise object to any key employee incentive and retentive based compensation programs in existence prior to the Agreement Effective Date;

(vii) not to solicit, support or take any action to initiate or implement any Alternative Transaction with respect to the Company;

(viii) not to take any action to advance the pursuit or prosecution of any Opioid Claims against Mallinckrodt (including seeking any discovery from Mallinckrodt in respect thereto); provided, that, nothing herein shall prevent any Supporting Party from continuing (x) to pursue or prosecute any claims against non-Mallinckrodt third-parties, including co-defendants of Mallinckrodt or to take discovery from non-Mallinckrodt parties in connection with those third-party claims or (y) to take discovery from Mallinckrodt solely in furtherance of such claims against non-Mallinckrodt third parties;

(ix) not to take any action to advance the pursuit or prosecution of any Specified Claims and Interests against any Non-Debtor Affiliates;

(x) to reasonably cooperate with each other and the Company in good faith in connection with the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents;

(xi) to negotiate with the other Parties in good faith appropriate additional or alternative provisions to address any impediment to the Restructuring that may arise;

(xii) not to transfer its Specified Claims and Interests to any other Person except as provided in this Agreement; and

(xiii) not to take any action that would trigger a Mandatory Offer Requirement.

Nothing in this Agreement shall prohibit any Supporting Party from (1) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases, (2) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documents, (3) effecting a Transfer or purchasing, selling, or entering into transactions with respect to Specified Claims and Interests, subject to compliance with Section 4(b) below, (4) asserting or raising any objection not prohibited under or inconsistent with this Agreement in connection with the Restructuring, (5) failing to vote to support the Plan or withdrawing a vote in the support of the Plan, in each case from and after the termination of this Agreement, (6) taking any action which is required by applicable law or declining to take any action which is prohibited by applicable law, (7) retaining the benefit of any applicable legal professional privilege, (8) making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like, (9) taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence or priority of its Claims against or Interests in Mallinckrodt (including the filing of a proof of claim against any Company Entity), (10) taking any action that is not inconsistent with this Agreement, (11) consulting with other parties in interest in the Chapter 11 Cases, or (12) taking any action in furtherance of any Claims or Interest in Mallinckrodt other than Specified Claims and Interests, including exercising its rights under or taking action in connection with the Make-Whole Reservation of Rights. For the avoidance of doubt, the exercise of any rights under or taking action in connection with the Make-Whole Reservation of Rights is not inconsistent with a Supporting Unsecured Noteholders’ obligations hereunder. Without limiting the foregoing, nothing in this Agreement shall limit or restrict any Supporting Party from asserting positions or objections to the Plan, the Restructuring, or any other matter in the Chapter 11 Cases in such Supporting Party’s capacity as a holder of a Claim or Interest in Mallinckrodt other than Specified Claims and Interests. Each Party agrees that a Supporting Party’s entry into, execution, or performance of this Agreement (including without limitation a Supporting Party’s vote in favor of the Plan) shall not be referenced, used, or held in any way against the Supporting Party in its capacity as a holder of a Claim or Interest in Mallinckrodt other than Specified Claims and Interests.

b. Transfers.

(i) During the Support Period, each Supporting Party that holds any Claim against or Interest in Mallinckrodt agrees, solely with respect to itself, that it shall not sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer,” provided, however, that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Supporting Party maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder) any ownership (including any beneficial ownership)3 in its Specified Claims and Interests, or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in such Specified Claims and Interests into a voting trust or by entering into a voting agreement with respect to such Specified Claims and Interests), unless (A) the intended transferee is another Supporting Party, or (B) the intended transferee executes and delivers to counsel to the Company a Joinder Agreement before, or substantially contemporaneously with, the time such Transfer is effective (it being understood that any Transfer shall not be effective as against Mallinckrodt until notification of such Transfer and a copy of the executed Joinder Agreement (as applicable) is received by counsel to the Company, in each case, on the terms set forth herein) (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Upon satisfaction of the foregoing requirements in this Section 4(b), (X) the Permitted Transferee shall be deemed to be a Supporting Party hereunder and, for the avoidance of doubt, a Permitted Transferee is bound as a Supporting Party under this Agreement with respect to any and all Specified Claims and Interests, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee and is deemed to make all of the representations and warranties of a Supporting Party set forth in this Agreement and be entitled to the applicable rights of a Supporting Party hereunder, and (Y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Notwithstanding the foregoing, this Section 4(b), as applied to the Supporting Governmental Opioid Claimants, shall only apply to such claimants’ Opioid Claims.

(ii) This Agreement shall in no way be construed to preclude any Supporting Party from acquiring additional Claims against or Interests in Mallinckrodt; provided, that (A) all Supporting Parties shall file a statement with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedures, including revised holdings information for such Supporting Party, as applicable, (B) any acquired Claims or Interests shall, solely to the extent they are Specified Claims and Interests, automatically and immediately upon acquisition by a Supporting Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given), and (C) no Supporting Party shall acquire any Interests or take other action that would trigger a Mandatory Offer Requirement; provided, further, that the acquisition of additional Specified Claims and Interests by a Supporting Party shall in no way affect or dilute (X) the recoveries of other Supporting Parties contemplated under the Plan or (Y) any rights contemplated by this Agreement, the Term Sheet, or the Opioid Settlement Term Sheet.

(iii) This Section 4(b) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Supporting Party to Transfer any Claims or Interests. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

[3]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the rights and the disposition of, the applicable Claims or Interests or the right to acquire such Claims or Interests.

(iv) Any Transfer made in violation of this Section 4(b) shall be void ab initio.

(v) A Supporting Party that transfers any right, title, or interest in a Specified Claim and Interest in accordance with the terms of this Section 4(b) shall (A) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Specified Claims and Interests and (B) not be liable to any Party to this Agreement for the failure of the transferee to comply with the terms and conditions of this Agreement.

c. Marketmaking.

(i) Notwithstanding anything to the contrary herein, a Supporting Party may Transfer any ownership in its Specified Claims and Interests, or any option thereon or any right or interest therein, to a Qualified Marketmaker (as defined below) that acquires Claims against or Interests in Mallinckrodt with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests, and such Qualified Marketmaker shall not be required to execute and deliver to counsel to any Party a Joinder Agreement in respect of such Claims or Interests if (A) such Qualified Marketmaker subsequently Transfers such Claims or Interests within ten (10) Business Days of its acquisition to an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker, (B) the transferee otherwise is a Permitted Transferee (including any requirement hereunder that such transferee execute a Joinder Agreement), and (C) the Transfer otherwise is a Permitted Transfer. To the extent that a Supporting Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Specified Claims and Interests that such Supporting Party acquires in its capacity as a Qualified Marketmaker from a holder of such Claims or Interests who is not a Supporting Party without regard to the requirements set forth in Section 4(b) hereof. As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against Mallinckrodt (or enter with customers into long and short positions in claims against Mallinckrodt), in its capacity as a dealer or market maker in claims against Mallinckrodt and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(ii) The Company understands that certain of the Supporting Parties are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Company acknowledges and agrees that, to the extent a Supporting Party expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Supporting Party that principally manage and/or supervise the Supporting Party’s investment in Mallinckrodt, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Supporting Party so long as they are not acting at the direction or for the benefit of such Supporting Party or such Supporting Party’s investment in Mallinckrodt; provided that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that executes this Agreement.

(iii) Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Supporting Party that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Supporting Party shall be a Supporting Party hereunder solely with respect to the Specified Claims and Interests listed on such signature pages and shall not be required to comply with this Agreement for any other Claims or Interests in Mallinckrodt that it may hold from time to time in its role as a Qualified Marketmaker.

d. Negative Covenants. Each Supporting Party agrees (solely in its capacity as a holder of Specified Claims and Interests, and in no other capacity), severally and not jointly, that, for the duration of the Support Period, it shall not take any action directly (nor encourage any other Person to take any action) that is materially inconsistent with, or omit to take any action required by, this Agreement, the Plan (as applicable), or any of the other Definitive Documents.

e. Ad Hoc Group Composition. No less frequently than every forty-five (45) days commencing on the Agreement Effective Date, counsel to each of the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee shall provide counsel to the Company and to each other, on a professionals’ eyes only basis, with a list showing each member of such counsel’s respective ad hoc group and, in the case of members of the Unsecured Notes Ad Hoc Group, the aggregate holdings of Guaranteed Unsecured Notes and other claims based on funded indebtedness of the Company (including on account of the Company’s secured notes, term loans, and revolving credit facility) or interests of the Company; provided, that counsel to the Governmental Plaintiff Ad Hoc Committee shall only be required to provide such a list if the members of the Governmental Plaintiff Ad Hoc Committee have changed since the last time such a list was provided.

f. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Supporting Party to consult with any other Supporting Party, the Company Entities, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(ii) impair or waive the rights of any Supporting Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring;

(iii) prevent any Supporting Party from enforcing this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iv) prevent any Supporting Party from taking any customary perfection step or other action as is necessary to preserve or defend the validity or existence of its Claims and Interests in the Company (including the filing of proofs of claim);

(v) prevent any Supporting Party from taking any action in furtherance of any Claims or Interests in Mallinckrodt other than Specified Claims and Interests; or

(vi) limit or otherwise restrict the regulatory, police, or other governmental functions of any Supporting Governmental Opioid Claimant, or limit or otherwise restrict any other Supporting Governmental Opioid Claimant’s rights, in each case other than in connection with Opioid Claims.

5. Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Company Entity agrees that it shall use commercially reasonable efforts:

(i) to implement the Restructuring in accordance with the terms and conditions set forth herein and in accordance with the Milestones (as defined below);

(ii) to take any and all commercially reasonable and appropriate actions necessary or reasonably requested by a Supporting Party to consummate the Restructuring and the CMS/DOJ/States Settlement, and satisfy any conditions thereto, in accordance with the terms hereof;

(iii) to support and take all commercially reasonable actions necessary to facilitate the solicitation, confirmation, approval, and consummation of the Plan and the Scheme of Arrangement, as applicable, and the transactions contemplated thereby, including by commencing the Irish Examinership Proceedings and Recognition Proceedings as soon as reasonably practicable;

(iv) to prepare and deliver to the Supporting Parties draft copies of all Definitive Documents and any motions, pleadings, declarations, exhibits, and proposed orders related thereto (each of which shall contain terms and conditions consistent with the terms of this Agreement), and afford the Supporting Parties a reasonable opportunity to review and comment in advance of any filing thereof, to the extent practicable, and consider any such comments in good faith;

(v) to deliver to counsel to the Supporting Unsecured Noteholders and counsel to the Ad Hoc Governmental Plaintiff Group, copies of all notices, reporting and other documents delivered to the Prepetition Secured Parties (as defined in the Cash Collateral Order) pursuant to paragraphs 4(h) and 5(h) of the Cash Collateral Order, on the same terms and conditions (with respect to confidentiality and otherwise) applicable to the Prepetition Secured Parties under the Cash Collateral Order;

(vi) to take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including obtaining all governmental, regulatory, licensing, or other approvals (including any necessary or appropriate third-party consents) necessary to consummate the Restructuring;

(vii) not to offer or provide any consideration or treatment to any Opioid Claimant that is not acceptable to the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders;

(viii) not to seek or solicit, or instruct and direct their respective Representatives to seek or solicit, any discussions or negotiations with respect to any Alternative Transaction; provided, that (A) if any of the Company Entities receive a proposal or expression of interest regarding any Alternative Transaction, the Company Entities shall be permitted to discuss or negotiate the terms of such proposal or expression of interest and shall notify within two (2) business days of the receipt of such proposal or expression of interest counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee, orally and in writing, of any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved, and (B) contemporaneously with such notification, the Company Entities shall furnish counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee with copies of any written offer, oral offer, proposal, expression of interest, or any other information that they receive relating to the foregoing and shall within two (2) business days inform counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee of any material changes to such proposals; provided, that any information shared with or furnished to counsel to the Unsecured Notes Ad Hoc Group or counsel to the Governmental Plaintiff Ad Hoc Committee in accordance with this Section 5(a)(vii), shall be provided on a “professional eyes only” basis unless otherwise agreed to by the parties in writing;

(ix) to (A) prepare, or cause to be prepared, the Definitive Documents and any related motions, pleadings, declaration, exhibits, proposed orders, and applications, each of which, for the avoidance of doubt, shall contain terms and conditions consistent with this Agreement, (B) provide draft copies of all Definitive Documents to counsel to the Unsecured Notes Ad Hoc Group and Governmental Plaintiff Ad Hoc Committee at least two (2) Business Days or as soon as reasonably practicable prior to the date when the Company intends to file or execute such document, (C) reasonably cooperate with the Supporting Parties in good faith in connection with the negotiation, drafting, execution (to the extent the Company is a party thereto), and delivery of the Definitive Documents and (D) consult in good faith with the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee regarding the form and substance of the Definitive Documents and any proposed filing thereof with the Bankruptcy Court. Nothing in this Section 5(a)(viii) shall limit the Company’s obligations under Section 3 herein. The Company will also provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to counsel to the Unsecured Notes Ad Hoc Group and counsel to the Governmental Plaintiff Ad Hoc Committee at least two (2) Business Days or as soon as reasonably practicable prior to filing such pleading, to the extent reasonably practicable, and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading;

(x) to file such “first day” motions and pleadings determined by the Company to be necessary and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee, from the Bankruptcy Court approving the relief requested in such “first day” motions;

(xi) to timely file a formal objection, in form and substance reasonably acceptable to the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; (C) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (D) dismissing the Chapter 11 Cases;

(xii) to, upon reasonable request of any of the Supporting Parties, inform the respective advisors and counsel to the Supporting Parties as to: (A) the material business and financial (including liquidity) performance of Mallinckrodt; (B) the status and progress of the Restructuring, including progress in relation to the negotiations of the Definitive Documents; and (C) the status of obtaining any necessary or desirable authorizations (including any consents) from any Supporting Party, competent judicial body, Governmental Entity, or any stock exchange;

(xiii) to (A) operate the business of the Company and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, past practices, and to preserve intact the Company’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees and (B) subject to applicable non-disclosure agreements and the terms thereof, keep counsel and advisors to the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee reasonably informed about the operations of the Company and its direct and indirect subsidiaries;

(xiv) to inform the respective advisors and counsel to the Supporting Parties within no more than two (2) Business Days after becoming aware of: (A) any matter or circumstance which they know, or reasonably expect is likely, to be a material impediment to the implementation or consummation of the Restructuring; (B) any notice of commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Entity; (C) a material breach of this Agreement by any Company Entity; (D) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; (E) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring; and (F) any notice, including from any governmental authority, of any material proceeding commenced or of any material complaints, litigations, investigations, or hearings, or, to the knowledge of the Company Entities, threatened in writing against the Company Parties, relating to or involving the Company Entities (or any communications regarding the same that may be contemplated or threatened);

(xv) to negotiate with the Supporting Parties in good faith appropriate additional or alternative provisions to address any impediment to the Restructuring that may arise;

(xvi) to maintain good standing (or a normal status or its equivalent) under the laws of the jurisdiction or state in which each Company Entity is incorporated or organized;

(xvii) to keep the Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee reasonably informed from time to time on the status of the CMS/DOJ/States Settlement, including, to the extent reasonably requested by the Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee, providing copies of any written materials related thereto to the counsel to the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee on a professional eyes only basis; and

(xviii) to (A) object to and oppose any motion seeking standing to assert claims or objections belonging to the Company’s bankruptcy estates against any Supporting Party in respect of its Specified Claims and Interests and (B) in the event any objection to the Specified Claims and Interests is filed by another party in interest, seek to adjourn any hearing on such objection for so long as this Agreement remains effective as to the holder or holders of the Specified Claims and Interests subject to such objection.

b. Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not (i) take any action directly or indirectly (nor encourage any other person to take any action ) that is materially inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring, or omit to take any action required by, this Agreement, the Plan (as applicable), or any of the other Definitive Documents, (ii) object to, delay, impede, or take any other action or inaction that could reasonably be expected to materially interfere with or prevent acceptance, approval, implementation, or consummation of the Restructuring, (iii) except as agreed by the Required Supporting Unsecured Noteholders and counsel for the Governmental Plaintiff Ad Hoc Committee, file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or other Definitive Documents, or that could reasonably be expected to frustrate or materially impede the implementation and consummation of the Restructuring, is inconsistent with the Term Sheet in any material respect, or which is otherwise in substance not reasonably satisfactory to the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee, (iv) engage in any material merger, consolidation, disposition, asset sale, equity sale, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business with a third party other than the Restructuring, or (v) commence, support, or join any litigation or adversary proceeding against any of the Supporting Parties relating to the Specified Claims and Interests; provided, that nothing in this Agreement shall: (i) impair or waive the rights of any Company Entity to assert or raise any objection, or take any position, permitted under this Agreement in connection with the Restructuring, or (ii) prevent any Company Entity from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

c. Chapter 11 Operating Injunction. Within one week after the Petition Date, the Company Entities shall file with the Bankruptcy Court a motion, in form and substance reasonably satisfactory to the Company Entities, the Governmental Plaintiff Ad Hoc Committee, and the Required Supporting Unsecured Noteholders, seeking to impose a voluntary injunction on the Company Entities to enjoin them from engaging in certain conduct related to the manufacture, marketing, sale, and distribution of opioids effective as of the Petition Date (the “Chapter 11 Operating Injunction”).

6. Termination of Agreement.

a. Supporting Party Termination Events. This Agreement may be terminated by Supporting Unsecured Noteholders with the consent of no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to this Agreement (solely as to the Supporting Unsecured Noteholders), or the Governmental Plaintiff Ad Hoc Committee (solely as to the Supporting Governmental Opioid Claimants), by the delivery to the other Parties of a written notice in accordance with Section 20 hereof, upon the occurrence and continuation of any of the following events (each, a “Supporting Party Termination Event”):

(i) the breach by any Company Entity of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such breaching Company Entity set forth in this Agreement, in each case, in any material respect and which breach remains uncured (to the extent curable) for a period of fifteen (15) Business Days following the Company’s receipt of any notice pursuant to Section 20 hereof;

(ii) any representation or warranty in this Agreement made by any Company Entity shall have been untrue in any material respect when made or, if required to be true on an ongoing basis, shall have become untrue in any material respect, and such breach remains uncured (to the extent curable) for a period of fifteen (15) Business Days following the Company’s receipt of any notice pursuant to Section 20 hereof;

(iii) any Company Entity files any motion, pleading, or related document with the Bankruptcy Court that is inconsistent with this Agreement , the Term Sheet (including the Opioid Settlement Term Sheet) or the Definitive Documents (in each case, solely to the extent that the terminating Supporting Party(s) have consent rights over such document), and such motion, pleading, or related document has not been withdrawn within fifteen (15) Business Days of the Company receiving written notice in accordance with Section 20 that such motion, pleading, or related document is inconsistent with this Agreement;

(iv) (A) any Definitive Document filed by the Company or the Examiner, or any related order entered by the Bankruptcy Court in the Chapter 11 Cases, the High Court of Ireland in the Irish Examinership Proceedings, or the Ontario Superior Court of Justice (Commercial List) in the Recognition Proceedings, in each case, is inconsistent with this Agreement, including the Supporting Parties’ consent rights under this Agreement (in each case implicating a Definitive Document, solely to the extent that the terminating Supporting Party or Supporting Parties have consent rights over such Definitive Document), or is otherwise not in accordance with this Agreement in any material respect, or (B) any of the terms or conditions of any of the Definitive Documents are waived, amended, supplemented, or otherwise modified in any material respect with respect to the Supporting Unsecured Noteholders’ or Supporting Governmental Opioid Claimants’ respective rights under this Agreement without the prior written consent of the Required Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee, as applicable (or such parties as may be required by the terms of such Definitive Document, if then effective), in each case, which remains uncured for fifteen (15) Business Days after the receipt by the Company of written notice delivered in accordance herewith;

(v) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of any material portion of the Restructuring or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(vi) any Company Entity (A) withdraws the Plan or Scheme of Arrangement, (B) publicly announces its intention not to support the Plan, the Scheme of Arrangement, or the Restructuring, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document executed by a Company Entity) or publicly announces its intent to pursue an Alternative Transaction;

(vii) the Examiner withdraws the Scheme of Arrangement and applies to the High Court of Ireland for directions pursuant to Section 535(1) of the Companies Act 2014 of Ireland;

(viii) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) terminating any Company Entity’s exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan), or (E) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement; provided, that, with respect to clauses (B) and (C) above, except where the dismissal or conversion is for a Debtor that, at the time of such dismissal, has dormant business activities and a fair market value of less than $250,000;

(ix) the Company exercises its “fiduciary out” in accordance with Section 6(b)(iii) hereof;

(x) an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of any of the Company Entities or that would materially and adversely affect the ability of any of the Company Entities to operate its businesses in the ordinary course;

(xi) leave is granted by the High Court of Ireland permitting a party to commence or continue proceedings against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) after the commencement of the Irish Examinership Proceedings;

(xii) the Examiner consents to any action, claim, or step being taken against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) pursuant to Section 520(4) of the Companies Act 2014 of Ireland after the commencement of the Irish Examinership Proceedings;

(xiii) the Bankruptcy Court enters an order denying confirmation of the Plan;

(xiv) the Confirmation Order is reversed or vacated;

(xv) any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable;

(xvi) the Company enters into the CMS/DOJ/States Settlement on terms materially different than the terms set forth on Schedule 2 to the Term Sheet;

(xvii) an order is entered by the Bankruptcy Court granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company’s assets (other than with respect to assets having a fair market value of less than $10,000,000 in the aggregate);

(xviii) the Company terminates any of its obligations under this Agreement in accordance with Section 6(b);

(xix) the Governmental Plaintiff Ad Hoc Committee or the Supporting Unsecured Noteholders terminate any of their respective obligations under this Agreement in accordance with Section 6(a); or

(xx) the Net Prepetition Cash Tax Liability exceeds the Target Net Prepetition Cash Tax Liability by at least $125,000,000;

(xxi) the Bankruptcy Court enters an order granting or sustaining any objection or challenge to the Guaranteed Unsecured Notes Claims that is reasonably likely to render the Plan unconfirmable;

(xxii) the Debtors, the Supporting Unsecured Noteholders and the Supporting Governmental Opioid Claimants shall not have agreed upon the Additional Insurance Rights by the time of the filing of the Plan and Disclosure Statement; or

(xxiii) any of the following events (the “Milestones”) have not been achieved, extended, or waived by no later than 11:59 pm New York City time on the dates set forth below, provided that any such time and date may be extended with the consent of the Required Supporting Parties (which consent may be provided by email):

A. a final Cash Collateral Order is entered on or prior to the date that is forty-five (45) days after the Petition Date;

B. a final order granting authority for the Debtors to pay all reasonable and documented fees and expenses of the professionals and advisors referenced in Section 25, subject to any applicable terms in their respective engagement letters or fee reimbursement letters, is entered on or prior to the date that is sixty (60) days after the Petition Date;

C. the Debtors’ filing of the Plan and Disclosure Statement on or prior to the date that is four (4) months after the Petition Date;

D. the Plan is confirmed on or prior to the date that is eleven (11) months after the Petition Date;

E. a Scheme of Arrangement consistent with this Agreement is approved by the Irish Court on or prior to the date that is fourteen (14) months after the Petition Date; and

F. the Plan Effective Date has not occurred on or prior to the date that is fifteen (15) months after the Petition date.

Notwithstanding the foregoing, this Agreement may not be terminated as to the Supporting Unsecured Noteholders or the Governmental Plaintiff Ad Hoc Committee on account of any Supporting Party Termination Event that is caused by any Supporting Unsecured Noteholder or Supporting Governmental Opioid Claimant, respectively.

b. Company Termination Events. This Agreement may be terminated as to all Parties (except to the extent otherwise set forth in Sections 6(b)(i) and 6(b)(ii) below) by the Company by the delivery to counsel to all Supporting Parties of a written notice in accordance with Section 20 hereof, upon the occurrence and continuation of any of the following events (each, a “Company Termination Event”):

(i) the breach in any material respect by Supporting Unsecured Noteholders that would result in non-breaching Supporting Unsecured Noteholders holding less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes, in each case with respect to any of the representations, warranties, or covenants of such Supporting Unsecured Noteholders set forth in this Agreement and which breach remains uncured for a period of fifteen (15) Business Days after the receipt by the applicable Supporting Unsecured Noteholder from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided, that any such termination by the Company pursuant to this Section 6(b)(i) shall result in the termination of this Agreement solely as to the Supporting Unsecured Noteholders; and provided, further, that, the Company may, at its option, terminate this Agreement solely as to any Supporting Unsecured Noteholder that breaches, in any material respect, its representations, warranties or covenants set forth in this Agreement (to the extent breach remains uncured for a period of fifteen (15) Business Days after receipt by the applicable Supporting Unsecured Noteholder from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate this Agreement with respect to all Supporting Unsecured Noteholders in accordance with this Section 6(b)(i) (the right of the Company under this proviso, the “Company Individual Noteholder Termination Right”);

(ii) the breach in any material respect by (A) any Supporting Governmental Opioid Claimant that would result in non-breaching, Supporting Governmental Opioid Claimants consisting of less than 32 States, or (B) the Plaintiffs’ Executive Committee, in each case with respect to any of the representations, warranties, or covenants of such Supporting Governmental Opioid Claimants set forth in this Agreement (such breaching Supporting Party, a “Breaching Governmental Plaintiff”) and which breach remains uncured for a period of fifteen (15) Business Days after the receipt by the applicable Breaching Governmental Plaintiff from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided, that any such termination by the Company pursuant to this Section 6(b)(ii) shall result in the termination of this Agreement solely as to the Supporting Governmental Opioid Claimants; provided, further, that, the Company may, at its option, instead terminate this Agreement solely as to any Supporting Governmental Opioid Claimant that breaches, in any material respect, its representations, warranties or covenants set forth in this Agreement (to the extent breach remains uncured for a period of fifteen (15) Business Days after receipt by the applicable Breaching Governmental Plaintiff from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate this Agreement with respect to all Supporting Governmental Opioid Claimants in accordance with this Section 6(b)(ii) (the right of the Company under this proviso, the “Company Individual Governmental Entity Termination Right”);

(iii) the board of directors or managers or similar governing body, as applicable, of any Company Entity determines that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties, or duties as directors, in each case under applicable law (as reasonably determined by such board or body in good faith after consultation with legal counsel); provided, that, the Company provides prompt written notice (within two (2) Business Days thereof) to counsel to each of the Supporting Parties of such determination; and provided, further, that to the extent any Supporting Party seeks an expedited hearing to determine if the Company has validly exercised this clause, the Company consents to such expedited hearing, it being understood that all Parties reserve all rights with respect of the underlying relief;

(iv) the Governmental Plaintiff Ad Hoc Committee or the Supporting Unsecured Noteholders terminate any of their respective obligations under this Agreement in accordance with Section 6(a);

(v) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of any material portion of the Restructuring or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(vi) the Bankruptcy Court (or other court of competent jurisdiction) enters an order over an objection by the Company pursued in good faith (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement; provided, that the Company shall not be entitled to exercise the foregoing termination right to the extent entry of such order was requested by the Company;

(vii) the Debtors, the Supporting Unsecured Noteholders and the Supporting Governmental Opioid Claimants shall not have agreed upon the Additional Insurance Rights by the time of the filing of the Plan and Disclosure Statement;

(viii) the Bankruptcy Court enters an order denying confirmation of the Plan; or

(ix) any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable.

For the avoidance of doubt, no verdict, judgment, order, or settlement in any opioid-related litigation in which no Supporting Party is a party to can give rise to or serve as a basis for any Company Termination Event.

Notwithstanding the foregoing, this Agreement may not be terminated on account of any Company Termination Event if such Company Termination Event is caused by the Company.

c. Mutual Termination. This Agreement may be terminated, as to all Parties, in writing by mutual agreement of the Company Entities, the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee (a “Mutual Termination Event”).

d. Individual Termination. Upon ten (10) days’ notice, any individual Supporting Party may terminate this Agreement, as to itself only, by the delivery to counsel to the Company and the other Supporting Parties of a written notice in accordance with Section 20 hereof, in the event that (i) any waiver, modification, amendment or supplement of this Agreement materially adversely affects the economics, recoveries, or treatment applicable to the Specified Claims and Interests of such Supporting Party or (ii) any Definitive Document is filed with the Bankruptcy Court or later amended in such a way that materially adversely affects the economics, recoveries, or treatment applicable to the Specified Claims and Interests of such Supporting Party without such Supporting Party’s consent (each such event, an “Individual Termination Event”); provided, that, such Supporting Party shall not object to the Company’s efforts to seek an expedited hearing to adjudicate whether an Individual Termination Event has occurred.

e. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice upon the occurrence of the Plan Effective Date (collectively with the Supporting Party Termination Events, the Company Termination Events, the Mutual Termination Event, and the Individual Termination Event, the “Termination Events”).

f. Effect of Termination as to All Parties. Subject to Section 21(b), upon a termination of this Agreement as to all Parties, this Agreement shall forthwith become null and void and of no further force or effect as to any Party, and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Plan or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 15 hereof. Subject to Section 21(b), upon such termination, any and all consents, agreements, undertakings, waivers, forbearances, votes, or ballots tendered by the Parties before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by any of the Parties in connection with the Chapter 11 Cases.

g. Effect of Termination as to Individual Parties. Subject to Section 21(b), upon the termination of this Agreement that is limited in its effectiveness as to an individual Party or Parties in accordance with this Section 6: (i) this Agreement shall become null and void and of no further force or effect with respect to the terminated Party or Parties, who shall be immediately released from its or their liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it or they would have had and such Party or Parties shall be entitled to take all actions, whether with respect to the Plan or otherwise, that it or they would have been entitled to take had it or they not entered into this Agreement; provided, that (i) the terminated Party or Parties shall not be relieved of any liability for breach or non-performance of its or their obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 15 hereof; and (ii) this Agreement shall remain in full force and effect with respect to all Parties other than the terminated Party or Parties. Subject to Section 21(b), upon such termination, any and all consents, agreements, undertakings, waivers, forbearances, votes, or ballots tendered by the terminating Party or Parties before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by any of the Parties in connection with the Chapter 11 Cases.

h. Automatic Stay. The Company Entities acknowledge that, after the commencement of the Chapter 11 Cases, the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company Entities hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

7. Representations and Warranties; Execution By Counsel to Supporting Governmental Opioid Claimants.

a. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Supporting Party becomes a party hereto):

(i) (A) such Party (I) is validly existing and, to the extent applicable, is in good standing under the laws of its jurisdiction of incorporation or organization, (II) has all requisite corporate, partnership, limited liability company, governmental, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder (other than, in the case of the Company, any required approvals or authorizations of the Bankruptcy Court and the Scheme of Arrangement), and (B) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, governmental, or other similar action on its part (other than, in the case of the Company, any required approvals or authorizations of the Bankruptcy Court and the Scheme of Arrangement);

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, its constitution, or its bylaws (or other similar governing documents) in any material respect, or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party in any material respect (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such registrations or filings, consents, approvals, notices, or other actions as may be necessary and/or required by the Bankruptcy Court or this Agreement;

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court; and

(v) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; provided, however, that a Supporting Unsecured Noteholder may be or become a party to a separate agreement with the Debtors in connection with the Make-Whole Reservation of Rights.

b. Each Supporting Unsecured Noteholder severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Supporting Unsecured Noteholder becomes a party hereto), such Supporting Unsecured Noteholder (i) is the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate principal amount of Specified Claims and Interests set forth besides its name on Annex 2 hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Unsecured Noteholder that becomes a Party hereto after the date hereof), (ii) has, with respect to the beneficial owners of such Specified Claims and Interests (as may be set forth on a schedule to such Supporting Unsecured Noteholder’s signature page hereto), (A) sole investment or voting discretion with respect to such Specified Claims and Interests, (B) full power and authority to vote on and consent to matters concerning such Specified Claims and Interests, or to exchange, assign, and transfer such Claims or Interests, and (C) full power and authority to bind or act on the behalf of, such beneficial owners, and (iii) such Specified Claims and Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Supporting Unsecured Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

c. To the extent counsel executes this Agreement on behalf of any Supporting Governmental Opioid Claimants, such counsel represents and warrants that it is has been duly authorized by such Supporting Governmental Opioid Claimants to execute this Agreement on their behalf and that (i) such Supporting Governmental Opioid Claimants constitute Supporting Parties hereunder, and (ii) such Supporting Governmental Opioid Claimants are deemed to have made the representations and warranties set forth in Section 7(a) above as of the date of counsel’s execution of this Agreement (or, if later, the date on which such Supporting Governmental Opioid Claimants (either directly or through counsel) execute a Joinder Agreement). This Agreement shall constitute the legally valid and binding obligation of each Supporting Governmental Opioid Claimant, enforceable in accordance with its terms.

8. Fiduciary Duties.

a. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Company Entity or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8 shall not be deemed to constitute a breach of this Agreement (other than solely for the purpose of establishing the occurrence of an event that may give rise to a termination right). The Company shall give prompt written notice to the Supporting Parties of any determination made in accordance with this subsection. This subsection shall not impede any Party’s right to terminate this Agreement pursuant to Section 6 of this Agreement.

b. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or the Supporting Parties, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement.

c. Nothing in this Agreement shall (i) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the Restructuring or (ii) prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

9. Filings and Public Statements. The Company and the Parent shall submit drafts to counsel, on a professional eyes only basis, to the Unsecured Notes Ad Hoc Group and the Governmental Plaintiff Ad Hoc Committee, of any press releases, public documents, and any and all filings with the U.S. Securities and Exchange Commission, the Bankruptcy Court, or otherwise that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days or as soon as reasonably practicable prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company on the one hand, and any Supporting Party, on the other hand, no Party or its advisors (including counsel to any Party) shall disclose to any person (including other Supporting Parties) other than the Company and the Company’s advisors, the principal amount or percentage of any Specified Claims and Interests or any other securities of or Claims against the Company held by any other Party, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) (the expense of which, if any, shall be borne by the relevant disclosing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Specified Claims and Interests held by all the Supporting Parties collectively. Any public filing of this Agreement, with the Bankruptcy Court, the SEC or otherwise, shall not include the executed signature pages to this Agreement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Supporting Party.

10. Amendments and Waivers.

a. This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 10.

b. During the Support Period, this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company, the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee; provided, that: (a) any waiver, modification, amendment, or supplement to Section 4(f)(v), Section 6(d), Section 6(e), Section 6(f), Section 6(g), Section 7(a), Section 7(b), Section 8(b), Section 10, Section 17, Section 21, Section 22 or the definition of “Specified Claims and Interests” shall require the prior written consent of each Party; (b) any waiver, modification, amendment, or supplement to the definitions of “Required Supporting Unsecured Noteholders,” or “Governmental Plaintiff Ad Hoc Committee,” shall require the prior written consent of each applicable Supporting Party that is a member of such constituencies; (c) any waiver, modification, amendment, or supplement of the Opioid Settlement or the CMS/DOJ/States Settlement that is materially adverse to the Supporting Unsecured Noteholders shall require the consent of no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to this Agreement; and (d) any waiver, modification, amendment or supplement requiring any Supporting Party to make any investment, including in any Mallinckrodt entity, may not be made without the prior written consent of such Supporting Party. Notwithstanding the foregoing, in no event shall Section 6(d) be amended as to any Supporting Party without the consent of each such Supporting Party.

c. Amendments to any Definitive Document shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Section 10 may be delivered by email from counsel. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 10 shall be ineffective and void ab initio.

11. Noteholder Consent Fee. Supporting Unsecured Noteholders who have executed and delivered counterpart signature pages to this Agreement to counsel to the Company by no later than of 11:59 P.M., prevailing Eastern time, on October 11, 2020 (the “Determination Date”), shall earn the Noteholder Consent Fee as set forth herein and in the Plan, which shall be payable in cash on the Plan Effective Date; provided, that the Noteholder Consent Fee shall only be payable if holders of no less than 66.67% in principal amount of the Guaranteed Unsecured Notes execute and deliver counterpart signature pages to this Agreement by the Determination Date; provided, further, that the Noteholder Consent fee shall only be payable to such Supporting Unsecured Noteholders having executed and delivered counterpart signature pages by the Determination Date notwithstanding any Transfer of Guaranteed Unsecured Notes after the Determination Date.

12. Effectiveness. This Agreement shall become effective and binding on the Parties on the Agreement Effective Date, and not before such date.

13. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

b. Each of the Parties irrevocably agrees that, for so long as the Chapter 11 Cases are pending, any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Bankruptcy Court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding. Otherwise, each of the Parties, other than Parties that are States, agrees that any such legal action, suit, or proceeding shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York and each of the Parties, other than Parties that are States, hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than (i) proceedings involving Parties that are States commenced while the Chapter 11 Cases are not pending in which case such State’s rights are fully reserved and (ii) proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement, (A) any Claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (C) that (I) the proceeding in any such court is brought in an inconvenient forum, (II) the venue of such proceeding is improper, or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14. Specific Performance/Remedies.

a. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

b. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover on the basis of anything in this Agreement, any punitive, special, indirect or consequential damages or damages for lost profits, in each case against any other Party to this Agreement.

15. Survival. Notwithstanding any Transfer of any Claims against or Interests in the Company in accordance with Section 4(b) or the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties set forth in the following Sections: 6(f), 6(g), 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, and 27 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17. No Third-Party Beneficiaries; Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure solely to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, and administrators and, unless expressly stated or referred to herein, no other person or entity shall be a third-party beneficiary hereof; provided, that nothing contained in this Section 17 shall be deemed to permit Transfers of interests in any Specified Claim and Interests other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and not joint with respect to each Supporting Party, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Supporting Party for the obligations of another.

18. Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto (including the Term Sheet and the Opioid Settlement Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Supporting Party shall continue in full force and effect in accordance with its terms.

19. Counterparts; Email Consent. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

20. Notices. All notices hereunder shall be given by electronic mail, certified mail (return receipt requested), or courier to, and shall be deemed effective when actually received by, the following addresses:

a.	If to the Company, to:

Mallinckrodt plc

675 James S. McDonnell Boulevard

Hazelwood, Missouri 63042

Attention:      Mark Casey & Donald Lohman

(Corporate.Secretary@mnk.com)

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:      George Davis (george.davis@lw.com)

Anupama Yerramalli (anu.yerramalli@lw.com)

Andrew Sorkin (andrew.sorkin@lw.com)

– and –

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Attention:      Jeff Bjork (jeff.bjork@lw.com)

– and –

Latham & Watkins LLP

330 North Wabash, Suite 2800

Chicago, IL 60611

Attention:      Jason Gott (jason.gott@lw.com)

Jason Moehlmann (jason.moehlmann@lw.com)

– and –

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street New York, NY 10019

Attention:      Philip Mindlin (PMindlin@wlrk.com)

Neil (Mac) M. Snyder (NMSnyder@wlrk.com)

b. If to the Supporting Unsecured Noteholders, to the addresses set forth below each Supporting Unsecured Noteholder’s signature to this Agreement (if any), as the case may be, and if such Supporting Unsecured Noteholder is a member of the Unsecured Notes Ad Hoc Group, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:      Andrew N. Rosenberg (arosenberg@paulweiss.com)

Alice Belisle Eaton (aeaton@paulweiss.com)

Claudia R. Tobler (ctobler@paulweiss.com)

Neal Paul Donnelly (ndonnelly@paulweiss.com)

c. If to a Supporting Governmental Opioid Claimant, to the addresses set forth below each Supporting Governmental Opioid Claimant’s signature to this Agreement (if any), as the case may be, and if such Supporting Governmental Opioid Claimant is a member of the Governmental Plaintiff Ad Hoc Committee, with a copy (which shall not constitute notice), to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:      Kenneth H. Eckstein (keckstein@kramerlevin.com)

Daniel M. Eggermann (deggermann@kramerlevin.com)

– and –

Brown Rudnick LLP

Seven Times Square

New York, New York 10019

Attention:      David J. Molton (dmolton@brownrudnick.com)

Steven D. Pohl (spohl@brownrudnick.com)

– and –

Gilbert LLP

1100 New York Ave., NW

Suite 700

Washington, D.C. 2005

Attention:      Scott D. Gilbert (gilberts@gilbertlegal.com)

Kami E. Quinn (quinnk@gilbertlegal.com)

21. Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit the ability of any Party to consult with other Parties; or (ii) limit the ability of any Supporting Party to sell or enter into any transactions in connection with the Specified Claims and Interests, or any other claims against or interests in the Company, subject to the terms of this Agreement; or (iii) constitute a waiver or amendment of any provision of any applicable credit agreement or indenture or any agreements executed in connection with such credit agreement or indenture. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company.

b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. If the Restructuring is not consummated, or if this Agreement is terminated as to all Parties for any reason, the Parties fully reserve any and all of their rights. If this Agreement is terminated as to any Party or group individually, such Party or group fully reserves any and all of their rights. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22. Relationship Among the Supporting Parties. It is understood and agreed that no Supporting Party has any fiduciary duty, duty of trust or confidence in any kind or form with any other Supporting Party, the Company, or any other stakeholder of the Company and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Supporting Party may trade in the Claims and Interests of the Company without the consent of the Company or any other Supporting Party, subject to applicable securities laws, the terms of this Agreement, and any Confidentiality Agreement entered into with the Company; provided that no Supporting Party shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Supporting Parties shall in any way affect or negate this understanding and agreement.

23. Make-Whole Reservation of Rights. Neither this Agreement nor the Term Sheet provide for the treatment of the Make-Whole Claims, and all Parties’ rights related thereto are fully reserved. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that a Supporting Unsecured Noteholder (a) may hold First Lien Credit Agreement Claims, First Lien Notes Claims, and/or Second Lien Notes Claims in addition to its Specified Claims and Interests, and (b) that the entry into this Agreement does not limit, waive, impair, or otherwise affect any Supporting Unsecured Noteholder’s right to negotiate for and seek allowance of, or to object to and seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or the Restructuring, whether in such Unsecured Noteholder’s capacity as an Unsecured Noteholder or otherwise. Nothing contained herein, limits, waives, impairs, or otherwise affects the Company’s right to object to, or seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or Restructuring and any such actions taken in connection with defending or objecting to the Make-Whole Claims is not inconsistent with the Company’s obligations under this Agreement. Any settlement and/or compromise of any Make-Whole Claim shall be acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders, and any documents evidencing such settlement and/or compromise shall be in form and substance acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders.

24. No Solicitation; Representation by Counsel; Adequate Information.

a. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Supporting Parties with respect to the Plan will not be solicited until such Supporting Parties have received the Disclosure Statement and related ballots and solicitation materials.

b. Each Party acknowledges that it, or its advisors, has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. Each Supporting Party hereby further confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company, and without reliance on any statement of any other Party (or such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Company set forth in Section 7.

25. Fees and Expenses. The Company shall reimburse all reasonable and documented fees and out-of-pocket expenses including success fees (regardless of whether such fees and expenses were incurred before or after the Petition Date and, in each case, in accordance with any applicable engagement letter or fee reimbursement letter with the Company) of the following professionals and advisors: (a) Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, as legal counsel to the Governmental Plaintiff Ad Hoc Committee; (b) William Fry, as Irish counsel to the Governmental Plaintiff Ad Hoc Committee; (c) Houlihan Lokey, Inc., as investment banker and financial advisor to the Governmental Plaintiff Ad Hoc Committee; (d) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time; (e) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Unsecured Notes Ad Hoc Group; (f) Landis Rath & Cobb LLP, as Delaware counsel to the Unsecured Notes Ad Hoc Group; (g) Perella Weinberg Partners LP, as investment banker to the Unsecured Notes Ad Hoc Group; (h) Reed Smith LLP, as regulatory counsel to the Unsecured Notes Ad Hoc Group; (i) Matheson as Irish counsel to the Unsecured Notes Ad Hoc Group; (j) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time; and (k) to the extent not identified above, three local counsel (one for the Chapter 11 Cases, one for the Irish Examinership Proceedings, and one for the Recognition Proceedings) for each of the Governmental Plaintiff Ad Hoc Committee and Unsecured Notes Ad Hoc Group; provided, that to the extent that the Company terminates this Agreement under Section 6(b), the Company’s reimbursement obligations under this Section 25 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination. In furtherance of the foregoing (x) simultaneously with the effectiveness of this Agreement, the Company shall pay all such fees and out-of-pocket expenses incurred or accrued at any time prior to the Agreement Effective Date; (y) the Company shall pay any accrued but unpaid amounts owing under such engagement letter and/or fee reimbursement letters to the extent required under the terms thereof upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination of this Agreement (other than termination of this Agreement as a result of the occurrence of the Plan Effective Date); and (z) notwithstanding anything to the contrary herein, the Company shall also be required to reimburse all reasonable and documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee on or after the Effective Date in connection with the implementation of the Plan (excluding, for the avoidance of doubt, the expenses of the administration of the Opioid Trust).

26. Enforceability of Agreement. The Parties hereby acknowledge and agree: (a) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (b) each of the Parties to the extent enforceable waives any right to assert that the exercise of any rights or remedies under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising any rights or remedies under this Agreement to the extent the Bankruptcy Court determines that such relief is required, (c) that they shall not take a position to the contrary of this Section 26 in the Bankruptcy Court or any other court of competent jurisdiction, and (d) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 26 is illegal, invalid or unenforceable, in whole or in part.

27. Conflicts. In the event of any conflict among the terms and provisions of this RSA and of the Term Sheet, the terms and provisions of the Term Sheet shall control.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or other authorized persons, solely in their respective capacity as officers or other authorized persons of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

[Signature Pages Redacted]

[Signature Page to Restructuring Support Agreement]

Annex 1

Company Entities

Name
Mallinckrodt plc
Acthar IP Unlimited Company
IMC Exploration Company
Infacare Pharmaceutical Corporation
INO Therapeutics LLC
Ludlow LLC
MAK LLC
Mallinckrodt APAP LLC
Mallinckrodt ARD Finance LLC
Mallinckrodt ARD Holdings Inc.
Mallinckrodt ARD Holdings Limited
Mallinckrodt ARD IP Unlimited Company
Mallinckrodt ARD LLC
Mallinckrodt Brand Pharmaceuticals LLC
Mallinckrodt Buckingham Unlimited Company
Mallinckrodt Canada ULC
Mallinckrodt CB LLC
Mallinckrodt Critical Care Finance LLC
Mallinckrodt Enterprises Holdings, Inc.
Mallinckrodt Enterprises LLC
Mallinckrodt Enterprises UK Limited
Mallinckrodt Equinox Finance LLC
Mallinckrodt Group S.à r.l.
Mallinckrodt Holdings GmbH
Mallinckrodt Hospital Products Inc.
Mallinckrodt Hospital Products IP Unlimited Company
Mallinckrodt International Finance SA
Mallinckrodt International Holdings S.à r.l.
Mallinckrodt IP Unlimited Company
Mallinckrodt LLC
Mallinckrodt Lux IP S.à r.l.
Mallinckrodt Manufacturing LLC
Mallinckrodt Pharma IP Trading Unlimited Company
Mallinckrodt Pharmaceuticals Ireland Limited
Mallinckrodt Pharmaceuticals Limited

Mallinckrodt Quincy S.à r.l.
Mallinckrodt UK Finance LLP
Mallinckrodt UK Ltd
Mallinckrodt US Holdings LLC
Mallinckrodt US Pool LLC
Mallinckrodt Veterinary, Inc.
Mallinckrodt Windsor Ireland Finance Unlimited Company
Mallinckrodt Windsor S.à r.l.
MCCH LLC
MEH, Inc.
MHP Finance LLC
MKG Medical UK Ltd
MNK 2011 LLC
MUSHI UK Holdings Limited
Ocera Therapeutics, Inc.
Petten Holdings Inc.
SpecGx Holdings LLC
SpecGx LLC
ST Operations LLC
ST Shared Services LLC
ST US Holdings LLC
ST US Pool LLC
Stratatech Corporation
Sucampo Holdings Inc.
Sucampo Pharma Americas LLC
Sucampo Pharmaceuticals, Inc.
Therakos, Inc.
Vtesse LLC
WebsterGx Holdco LLC

Annex 2

Supporting Unsecured Noteholder Holdings

[Supporting Unsecured Noteholder Holdings Redacted]

Exhibit A

Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Mallinckrodt Restructuring Term Sheet

This Term Sheet, which is Exhibit A to the Restructuring Support Agreement dated October 11, 2020, by and among the Company and the Supporting Parties party thereto, describes the proposed terms of the Company’s Restructuring. The Debtors will implement the Restructuring through the Plan, which shall be consistent with the terms of this Term Sheet, the RSA and the exhibits and schedules annexed hereto and thereto, including the Opioid Settlement Term Sheet, which is Schedule 1 hereto (as each may be amended or supplemented from time to time in accordance with the terms of the RSA), in the Chapter 11 Cases to be commenced in the Bankruptcy Court, the Scheme of Arrangement based on the Plan in the Irish Examinership Proceedings, and the Recognition Proceedings (as defined herein) in which the Canadian Court (as defined herein) shall recognize in Canada the Chapter 11 Cases. This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the RSA or the Opioid Settlement Term Sheet, as applicable.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the other Definitive Documents, or the Scheme of Arrangement and the Irish Examinership Proceedings, which remain subject to negotiation in accordance with the RSA. Consummation of the transactions contemplated by this Term Sheet is subject to (a) the negotiation and execution of the Definitive Documents evidencing and related to the Restructuring contemplated herein, (b) satisfaction or waiver of all of the conditions in any Definitive Document evidencing the transactions comprising the Restructuring, (c) entry of the Confirmation Order and the satisfaction or waiver of any conditions to the effectiveness thereof, (d) approval of the Scheme of Arrangement by the High Court of Ireland and the satisfaction or waiver of any conditions to the effectiveness thereof, and (d) entry of an order recognizing the Confirmation Order in the Recognition Proceedings. The Definitive Documents shall satisfy the requirements of all applicable securities laws, the Bankruptcy Code, this Term Sheet, the Opioid Settlement Term Sheet, the Scheme of Arrangement, the Companies Act 2014 of Ireland governing the Irish Examinership Proceedings, and the Canadian Companies Arrangement Act governing the Recognition Proceedings. The Definitive Documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet and the Opioid Settlement Term Sheet.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Type of Claim	Treatment	Impairment / Voting
Administrative, Tax, Other Priority and Other Secured Claims

All such claims shall be paid in full in cash on the Plan Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, and the Governmental Plaintiff Ad Hoc Committee.

Administrative expense claims shall be paid on the Plan Effective Date and shall include Restructuring Expenses (as defined below).

Unimpaired

First Lien Credit Agreement Claims	All allowed First Lien Credit Agreement Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

First Lien Notes Claims	All allowed First Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Second Lien Notes Claims	All allowed Second Lien Notes Claims shall be Reinstated at existing rates and maturities.	Unimpaired; not entitled to vote

Guaranteed Unsecured Notes Claims	Holders of allowed Guaranteed Unsecured Notes Claims shall receive their pro rata share of:	Impaired; entitled to vote

i.   $375 million of new secured takeback second lien notes due 7 years after emergence (the “Takeback Second Lien Notes”), which shall contain economic terms consistent with those set forth in Annex 2 hereto; and

ii. 100% of New Mallinckrodt Common Shares, subject to dilution on account of the New Opioid Warrants and the MIP (each as defined below).

4.75% Unsecured Notes Claims	No property will be distributed to the Holders of allowed 4.75% Unsecured Notes Claims.	Impaired; deemed to reject; not entitled to vote

Legacy Debentures Claims	No property will be distributed to the Holders of allowed Legacy Debentures Claims.	Impaired; deemed to reject; not entitled to vote

General Unsecured Claims (Not Otherwise Classified)	Holders of allowed General Unsecured Claims shall receive their pro rata share, at the applicable Debtor, of up to $100 million to be allocated among the Debtors (the “General Unsecured Recovery Cash Pool”).	Impaired; entitled to vote

Trade Claims	As consideration for maintaining trade terms consistent with those practices and programs most favorable to the Debtors in place during the 12 months before the Petition Date or such other favorable terms as the Debtors and the Trade Claimants may mutually agree on, holders of allowed Trade Claims shall receive their pro rata share of up to $50 million; provided that, any amounts not allocated to allowed Trade Claims up to $50 million shall be allocated to the General Unsecured Recovery Cash Pool.	Impaired; entitled to vote

Opioid Claims

As of the Plan Effective Date, the Opioid Trust will be formed and shall receive the Opioid Trust Consideration as set forth in the Opioid Settlement Term Sheet.

All Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust as more fully set forth in the Opioid Settlement Term Sheet.

Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents.

Impaired; entitled to vote

3

Intercompany Claims	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Intercompany Interests	Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept; or Impaired; deemed to reject; not entitled to vote

Equity Interests	All existing Equity Interests shall be discharged, cancelled, released, and extinguished.	Impaired; deemed to reject; not entitled to vote

OTHER TERMS OF THE RESTRUCTURING

Case Financing	The Chapter 11 Cases will be financed by existing cash and use of cash collateral on terms and conditions subject to the reasonable consent of the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee and any cash collateral order will provide that any periods in which creditors are required to challenge any Debtor stipulations or claims against any of the Debtors (including the claims of lenders/bondholders) shall automatically be tolled with respect to the Supporting Governmental Opioid Claimants while the RSA remains in effect with respect to the Supporting Governmental Opioid Claimants. Any such challenge periods applicable to a Supporting Governmental Opioid Claimant would begin to run only after termination of the RSA by or against such Supporting Governmental Opioid Claimant.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet or the RSA, the Debtors shall assume all executory contracts and unexpired leases other than those executory contracts and unexpired leases to be identified on a schedule of rejected executory contracts and unexpired leases included in the Plan Supplement or otherwise rejected pursuant to an order of the Bankruptcy Court, in each case as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee. For the avoidance of doubt, assumption of executory contracts and unexpired leases shall be consistent with the RSA and this Term Sheet, including as specified in “Employee Matters” and “Indemnification of Prepetition Directors, Officers, Managers, et al.”

4

Opioid Trust

Opioid Claims shall be channeled exclusively to, and all of Mallinckrodt’s liability for Opioid Claims shall be assumed by, the Opioid Trust. Each Opioid Claim shall be resolved in accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of the Plan and the Opioid Settlement Term Sheet.

The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Released Party.

CMS/DOJ/State Settlement	The Plan will provide for the implementation of a settlement between Mallinckrodt, the United States, and the States resolving Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, the terms of which are set forth on Schedule 2 hereto.

Corporate Governance	The Reorganized Debtors’ board shall consist of at least 7 directors including, the Debtors’ Chief Executive Officer. As of the Plan Effective Date, the members of the initial Reorganized Debtors’ board shall be designated by the Required Supporting Unsecured Noteholders; provided that, the members of the Reorganized Debtors’ board, other than the Debtors’ Chief Executive Officer, shall be independent under NYSE/NASDAQ listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee and the Debtors otherwise consent. No parties shall be afforded special rights under any charter, constitutions or bylaws or similar governing foundational document of any Reorganized Debtor; provided, that, the foregoing shall not be deemed to limit certain information, registration or similar rights to be afforded to the Governmental Plaintiff Ad Hoc Committee in other agreements with the Reorganized Debtor, including, pursuant to the New Opioid Warrants.

5

Employee Matters	Substantially all employees of the Debtors to be retained by the Reorganized Debtors. The Reorganized Debtors shall assume any employment, confidentiality, and non-competition agreements, bonus, gainshare and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors.

Indemnification of Prepetition Directors, Officers, Managers, et al.	The Plan shall provide that, consistent with applicable law all indemnification provisions currently in place (whether in the by-laws, constitutions, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former direct and indirect sponsors, directors, officers, managers, employees, attorneys, accountants, investment bankers, financial advisors, restructuring advisors, consultants and other professionals of the Debtors, as applicable, shall be reinstated (to the extent required) and remain intact and irrevocable and shall survive effectiveness of the Restructuring.

MIP	On the Plan Effective Date, the Reorganized Debtors shall adopt the management incentive plan (the “MIP”) which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors of 10% of the fully diluted New Mallinckrodt Common Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants) not later than thirty (30) days after the Plan Effective Date at least half of the MIP shares will be granted and shall vest in accordance with the terms set forth in Annex 3 hereto, and the remaining amount of which shall be reserved for future issuance as determined by the Reorganized Debtors’ board; provided, that the MIP may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Noteholders prior to the Plan Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee (such consent not to be unreasonably withheld). The final terms of the MIP (including any amendments or modifications, if any) shall be included in the Plan Supplement.

Exit Capital Raise	Exact terms, if any, to be agreed upon by the Debtors and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement, with the consent of the Governmental Plaintiff Ad Hoc Committee to the extent that any such terms could reasonably be expected to have an adverse effect, in any material respect, on the treatment, rights, or entitlements of the holders of Opioid Claims under the RSA.

6

Tax Issues	The Debtors and the Supporting Parties shall cooperate in good faith to structure the Restructuring and related transactions in a tax-efficient manner.

Restructuring Transactions	Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the RSA and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Plan Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. All such actions necessary or appropriate to consummate and implement the provisions of the Plan shall be set forth in the Plan Supplement, may include one or more mergers, consolidations, restructures, conversions, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the RSA and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”); provided that any Restructuring Transactions shall not adversely affect the recoveries under the Plan of holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee.

Company Status Upon Emergence	On or as soon as reasonably practicable after the Plan Effective Date, the New Mallinckrodt Common Shares shall be listed for trading on The NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange; provided however that, in any event, on the Plan Effective Date, the Reorganized Debtors shall have governance standards as though they were listed on any such exchange.

7

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Equity Interests, shall be canceled and/or updated to record such cancellation and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Plan Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued or make, or cause to be made, such entries in its books and records pursuant to the Restructuring. The Parties shall use reasonable efforts to make securities issued under the Plan DTC eligible.

Fees and Expenses of the Restructuring Support Agreement Parties

The Debtors shall pay all reasonable and documented fees and out of pocket expenses of :

•  (a) primary counsel to the Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) one Delaware counsel to the Unsecured Notes Ad Hoc Group, (c) one Irish counsel to the Unsecured Notes Ad Hoc Group, (d) one regulatory counsel to the Unsecured Notes Ad Hoc Group and (e) one financial advisor to the Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Unsecured Notes Ad Hoc Group, and (g) such other legal, consulting, financial, and/or other professional advisors to which the Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time;

•  (a) primary counsel to the Governmental Plaintiff Ad Hoc Group, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (b) one local counsel to the Governmental Plaintiff Ad Hoc Group, (c) one Irish counsel to the Governmental Plaintiff Ad Hoc Committee, (d) one investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., and (e) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time; and

•  indenture trustee fees.

In each case, that are due and owing after receipt of applicable invoices with non-privileged summaries of services rendered, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, and in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Plan Effective Date (collectively, the “Restructuring Expenses”).

8

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Releases

The exculpation provisions, Debtor releases, third-party releases and injunction provisions to be included in the Plan will be consistent with Annex 4 hereto in all material respects, to the fullest extent permissible under applicable law.

In addition, the Plan will include separate release and channeling injunction provisions with respect to Opioid Claims.

Consent Rights	All consent rights not otherwise set forth herein shall be set forth in the RSA.

Conditions Precedent to the Plan Effective Date

The Plan shall contain customary conditions precedent to occurrence of the Plan Effective Date, including the following:

•  the RSA shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

•  the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the RSA and such order shall be a Final Order;

•  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

•  all conditions precedent to the consummation of the Opioid Settlement and related transactions, including the establishment of the Opioid Trust and authorization for the payment of the Opioid Trust Consideration, have been satisfied or waived by the party or parties entitled to waive them in accordance with the terms of the Opioid Trust Documents;

•  the final version of the Plan, Plan Supplement, the Opioid Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the RSA;

•  the Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order;

9

•  the High Court of Ireland shall have made an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan);

•  the Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of the Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer;

•  any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the CMS/DOJ/State Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders and the Governmental Plaintiff Ad Hoc Committee;

•  the Debtors shall have paid in full all professional fees and expenses of the Debtors’ retained professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

•  the Debtors shall have paid the Restructuring Expenses in full, in cash;

•  the Debtors shall have paid the Noteholder Consent Fee on the Plan Effective Date; and

•  the Restructuring to be implemented on the Plan Effective Date shall be consistent with the Plan and the RSA.

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Annex 1

Certain Definitions

1992 Legacy Debentures Indenture	That certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation as issuer, Security Pacific National Trust Company (New York), as trustee, and the guarantors party thereto from time to time, and that certain a First Supplemental Indenture, dated April 30, 1992, with Security Pacific National Trust Company (New York) (each as modified, amended, or supplemented from time to time).

1993 Legacy Debentures Indenture	That certain Indenture, dated as of March 8, 1993, by and among Ludlow Corporation as issuer, BankAmerica National Trust Company (successor by merger to Security Pacific National Trust Company (New York)), as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2013 Notes Indenture	That certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A. as issuer, and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

2014 Notes Indenture	That certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2020 First Lien Notes Indenture	That certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as trustee, Deutsche Bank AG New York Branch, as collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

2019 Second Lien Notes Indenture	That certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Wilmington Savings Fund Society, FSB, as trustee and collateral agent, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

4.75% Senior Notes due 2023	The 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

4.75% Unsecured Notes Claims	Any Claim arising under or based upon the 4.75% Unsecured Notes or the 2013 Notes Indenture.

5.50% Senior Notes 2025	The 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

5.625% Senior Notes due 2023	The 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

5.75% Senior Notes due 2022	The 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

8.00% Debentures due March 2023	The 8.00% debentures due 2023 pursuant to the 1993 Legacy Debentures Indenture.

9.50% Debentures due May 2022	The 9.50% debentures due 2022 pursuant to the 1992 Legacy Debentures Indenture.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

April 2015 Notes Indenture	That certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Canadian Court	The Ontario Superior Court of Justice (Commercial List)

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

Class	Each class of Holders of Claims or Equity Interests established under the Plan pursuant to section 1122(a) of the Bankruptcy Code.

2

Confirmation Date	The date on which the Confirmation Order is entered by the Bankruptcy Court.

Consummation	The occurrence of the Plan Effective Date.

Current Opioid PI Claim	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, other than a Future Opioid PI Claim.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Interest	Any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Mallinckrodt plc, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

Exculpated Party	In each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Reorganized Debtors (and their Representatives); and (c) the Future Claimants Representative.

Existing Credit Agreement	That certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, the First Lien Lenders (as modified, amended, or supplemented from time to time).

Final Order	An order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

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First Lien Agent	Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Existing Credit Agreement or, as applicable, any successor thereto.

First Lien Notes	The 10.00% first lien senior secured notes due 2025 pursuant to the 2020 First Lien Notes Indenture.

First Lien Notes Claim	Any Claim arising under or based upon the First Lien Notes or the 2020 First Lien Notes Indenture.

First Lien Credit Agreement Claims	Any claim held by the First Lien Agent or the First Lien Lenders derived from or based upon the Existing Credit Agreement or theFirst Lien Credit Facility, including claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Credit Facility or the Existing Credit Agreement.

First Lien Credit Facility	The credit facility evidenced by the Existing Credit Agreement.

First Lien Lenders	The banks, financial institutions, and other lenders party to the Existing Credit Agreement from time to time

Future Opioid PI Claims	A claim held by an individual against a Debtor for harm arising out of the use of opioid products manufactured or sold prior to the Plan Effective Date, which could not be discharged by confirmation of a plan of reorganization if the Bankruptcy Court did not appoint a future claimants representative in the Chapter 11 Cases and which claim is to be addressed by the Opioid Trust to assume the liabilities of the Debtors for damages allegedly caused by the use of opioid products.

Future Opioid PI Claimants	Individuals holding Future Opioid PI Claims.

Future Claimants Representative	The legal representative for Future Opioid PI Claimants.

General Unsecured Claims	Any Unsecured Claim (other than a Guaranteed Unsecured Notes Claim, a Trade Claim, an Opioid Claim, an Administrative, Tax, Other Priority or Other Secured Claim, or (subject to effectiveness of the CMS/DOJ/State Settlement) a Claim resolved by the CMS/DOJ/State Settlement), including without limitation (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, and (c) Claims related to asbestos exposure or products containing asbestos.

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Guaranteed Unsecured Notes	The 5.75% Senior Notes due 2022, the 5.500% Senior Notes Due 2025 and the 5.625% Senior Notes Due 2023.

Guaranteed Unsecured Notes Claims	Any Claim arising under or based upon the Guaranteed Unsecured Notes or the Guaranteed Unsecured Notes Indentures.

Guaranteed Unsecured Notes Indentures	Collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

Holder	An Entity holding a Claim or Equity Interest, as applicable.

Impaired	With respect to any Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor or non-Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Mallinckrodt Plc.

Irish Takeover Panel	The Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

Irish Takeover Rules	The Irish Takeover Panel Act 1997, Takeover Rules 2013.

Legacy Debentures Claims	Any Claim arising under or based upon the 1992 Legacy Debentures Indenture or 1993 Legacy Debentures Indenture.

Lien	A lien as defined in section 101(37) of the Bankruptcy Code.

New Mallinckrodt Common Shares	Common equity interests or ordinary shares in the Reorganized Debtor, Mallinckrodt plc.

New Opioid Warrants	The warrants contemplated under the Opioid Settlement and Opioid Trust Documents, which shall be consistent with the terms set forth in the Opioid Settlement Term Sheet.

Recognition Proceedings	The proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada the Chapter 11 Cases and to recognize in Canada certain Orders of the Bankruptcy Court.

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Reinstated	With respect to Claims and Equity Interests, that the Claim or Equity Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Required Supporting Second Lien Noteholders	Holders of at least two-thirds in outstanding principal amount of Second Lien Notes.

Released Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ (i) predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such and (ii) current and former officers and directors, principals, members, employees, financial advisors, attorneys (including attorneys retained by any director in his or her capacity as such), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as such), consultants, experts and other professionals of the persons described in clauses (a) through (d)(i); (e) each member of the Unsecured Notes Ad Hoc Group in their capacity as such, (f) each Supporting Unsecured Noteholder in their capacity as such, (g) the Opioid Trust, (h) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (i) each Supporting Governmental Opioid Claimant in their capacity as such; (j) the Secured Parties and (k) with respect to each of the foregoing Persons in clauses (e) through (j), each such Person’s Representatives. Notwithstanding anything to the contrary herein, Medtronic plc and its related parties will not be Released Parties.

Second Lien Notes	The 10.00% second lien senior secured notes due 2025 pursuant to the 2019 Second Lien Notes Indenture.

Second Lien Notes Claim	Any Claim arising under or based upon the Second Lien Notes Indenture or the 2019 Second Lien Notes Indenture.

Secured Parties	The Prepetition Secured Parties, as defined in the Cash Collateral Order.

September 2015 Notes Indenture	That certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto from time to time (as modified, amended, or supplemented from time to time).

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Trade Claim	An Unsecured Claim held by a Trade Claimant.

Trade Claimant	Trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors, (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors, and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims.

Unimpaired	With respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Claim	A Claim that is not secured by a Lien on property in which one of the Debtors’ estates has an interest.

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Annex 2

Takeback Second Lien Notes Summary Terms

Amount	• Approximately $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Obligors

•   Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years

• 105 call in year 5

• 102.5 in year 6

• Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

Annex 3

Term Sheet for Mallinckrodt Pharmaceuticals Management Incentive Plan

The following term sheet summarizes the principal terms of a management incentive plan (the “MIP”) that certain creditors receiving equity securities (the “Investors”) of New Mallinckrodt (the “Company” and together with its controlled subsidiaries, the “Company Group”) will adopt effective upon emergence (the “Closing”).

Capitalized terms used but not defined herein shall have the meanings set forth in the Restructuring Support Agreement and the Restructuring Term Sheet attached thereto as Exhibit A both dated October 11, 2020, to which this term sheet is attached as Annex 2 (the “RSA”). The terms outlined in this Term Sheet assume New Mallinckrodt will be a publicly traded company shortly following Closing consistent with the RSA.

Plan Reserve:	A number of New Mallinckrodt Common Shares representing 10% of all equity interests in the Company outstanding immediately after the Closing on a fully diluted basis, taking into account the Plan Reserve and any equity securities issued and outstanding at the Closing, and any warrants or securities convertible, exercisable or exchangeable therefor, will be reserved for issuance pursuant to the MIP (such securities issued pursuant to the MIP, the “Award Shares”).[1]

Eligibility:	Company employees, non-employee consultants and outside Directors of the Company Group will be eligible to participate in the MIP. Each person who receives an award pursuant to the MIP is hereinafter referred to as a “Participant”.

Initial Grant:	Not less than 50% of the Plan Reserve shall be granted in the form of restricted shares, restricted share units or options over New Mallinckrodt Common Shares (the “Restricted Shares”) within 30 days following Closing with the allocation of such grants to be approved by the Compensation Committee of the Company based upon the recommendations of the Company’s CEO (the “Initial Grants”). No more than 25% of the Initial Grants shall be in the form of options.

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Plan Reserve subject to adjustment in connection with share split, reverse share split, share dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities or similar corporate transaction or event.

Vesting of Initial Grants:	The Initial Grants will vest as determined in good faith by the Compensation Committee in consultation with the Company’s CEO over a period not exceeding 3 years.

If a Participant’s employment is terminated by the Company without “Cause” or by the Participant for “Good Reason” (to be defined in the MIP), all unvested awards that would otherwise vest during the 12 months following such termination, will vest upon termination, subject to the Participant’s execution of a reasonable and customary general release of claims in favor of the Company that becomes effective within 60 days after such termination and continued material compliance with the terms of any non-competition or non-solicitation restrictive covenants to which the Participant is subject.

The MIP will contain other terms consistent with public company equity incentive plans and awards within the Company’s peer group.

Change in Control:	Upon the occurrence of a “Change in Control” (to be defined in the MIP), to the extent awards are not assumed or substituted, all awards under the MIP shall become fully vested and payable.

Restrictive Covenants:	To the extent a Participant is not already subject to non-compete, non-solicitation or other restrictive covenants, then such Participant will be required to enter into a covenant consistent with Mallinckrodt’s current Non-Competition, Non-Solicitation, and Confidentiality Agreement, but with a non-compete/non-solicitation period not to exceed 12 months.

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Annex 4

Plan Release, Exculpation and Injunction Provisions

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and the Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, by the Debtors and the Estates (the “Debtor Release”) from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing; provided however that the Debtors do not release, and the Opioid Trust shall retain, all Assigned Third-Party Claims; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases by the Debtors set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

The Reorganized Debtors and the Opioid Trust shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article [__] of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [__] of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Releases by Holders of Claims and Equity Interests

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement and Restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, except as otherwise explicitly provided herein, by

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(a) the holders of all Claims who vote to accept the Plan, (b) the holders of all Claims that are Unimpaired under the Plan, (c) the holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other holders of Claims and Equity Interests to the maximum extent permitted by law, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Plan Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any

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other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Plan Effective Date, are not released pursuant to Article [___] of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Holders of Claims and Equity Interests set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are Reinstated pursuant to the Plan.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Plan Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act or (y) solely as to any Supporting Governmental Opioid Plaintiff, release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Equity Interests set forth in Article [__] of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith and settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or Person asserting any claim or Cause of Action released by Article [__] of the Plan.

Exculpation

Effective as of the Plan Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person for any claims or Causes of Action arising prior to or on the Plan Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Opioid Settlement, the Opioid Trust Documents, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or

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Confirmation or Consummation of the Plan, the Opioid Settlement or the Opioid Trust Documents, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any Person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The foregoing exculpation shall be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order, Plan or Opioid Trust Documents, from and after the Plan Effective Date all Persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (d) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any Person so released, discharged or exculpated (or the property or estate of any Person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force until the Plan Effective Date.

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Schedule 1

Opioid Settlement Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE UNDER THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Mallinckrodt Opioid Settlement Term Sheet

This Opioid Settlement Term Sheet, which is Schedule 1 to the Term Sheet (the “Restructuring Term Sheet”) annexed as Exhibit A to the Restructuring Support Agreement, dated October 11, 2020, by and among the Company and the Supporting Parties, describes the proposed treatment of Opioid Claims in connection with the Restructuring contemplated by the Restructuring Support Agreement, as well as certain related implementation and other matters being resolved pursuant to the Opioid Settlement. This Opioid Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Certain capitalized terms used herein are defined in the glossary attached hereto; capitalized terms used but not otherwise defined in this Opioid Settlement Term Sheet have the meanings assigned in the Restructuring Support Agreement or the Restructuring Term Sheet, as applicable.

This Opioid Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documents implementing the Opioid Settlement and broader Restructuring of claims against and interests in the Debtors, which remain subject to negotiation in accordance with the Restructuring Support Agreement.

TERMS OF THE PLAN AND THE RESTRUCTURING
Overview	The Opioid Settlement and Restructuring will be implemented through the Plan, consistent with the terms of (a) this Opioid Settlement Term Sheet, (b) the Restructuring Term Sheet and (c) the Restructuring Support Agreement, through the Chapter 11 Cases to be commenced in the Bankruptcy Court.

The Plan will provide for the establishment of the Opioid Trust, which will receive the Trust Consideration (as defined below), including certain cash payments, the New Opioid Warrants, and certain other assets. All Opioid Claims will be assumed by the Opioid Trust and be discharged, released, and enjoined as to the Company and the other Released Parties.

Treatment of Opioid Claims	As of the Plan Effective Date, Mallinckrodt’s liability for all Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to and assumed by the Opioid Trust, as described herein. Each Opioid Claim shall be resolved in

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accordance with the terms, provisions, and procedures of the Opioid Trust Documents. The Opioid Trust shall be funded in accordance with the provisions of this Term Sheet. The sole recourse of any Opioid Claimant on account of such Opioid Claim shall be to the Opioid Trust, and each such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party.

Opioid Trust	On the Plan Effective Date, the Opioid Trust will receive (the “Trust Consideration”):

• cash in the amount of $450,000,000;

• the New Opioid Warrants;

•  the right to receive cash payments (the “Deferred Cash Payments”) in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Plan Effective Date; and (b) $150,000,000 on each of the third through seventh anniversaries of the Plan Effective Date; provided, that at any time prior to the first anniversary of the Plan Effective Date, the Reorganized Debtors shall have the right to prepay, in full or in part, the Deferred Cash Payments, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (x)(i) the present value of the Deferred Cash Payments at the prepayment date plus (ii) $450,000,000 to equal (y)(i) the present value of the payments under the Original Payments Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payments Schedule), discounted at a discount rate of 12% per annum, plus (ii) $300,000,000 (such option, the “Prepayment Option”);[1] provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) be funded solely from the net proceeds of an equity raise by the Reorganized Debtors; and (y) prepay Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the seventh anniversary of the Plan Effective Date;

• the Assigned Third-Party Claims; and

• the Assigned Insurance Rights.

[1]

Annex A sets forth the prepayment cost as of the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated in accordance with the above formula.

2

The cash payments described above include amounts to be determined by the Governmental Plaintiff Ad Hoc Committee for reimbursement of plaintiffs’/claimants attorneys’ fees and costs (not including (i) Restructuring Expenses, which shall be paid directly by the Debtors, and (ii) any reasonable, documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee on or after the Plan Effective Date in connection with implementation of the Plan (excluding, for the avoidance of doubt, the expenses of administration of the Opioid Trust (the “Trust Expenses”)), which shall be paid directly by the Reorganized Debtors), and will be joint and several obligations (or be subject to an economically similar arrangement, e.g., one effected by guarantees, subject to tax considerations) of all of the current and future borrowers, issuers, pledgers and guarantors of the Debtors’ funded indebtedness from time to time; provided, that for so long as the First Lien Notes, Second Lien Notes or Takeback Second Lien Notes remain outstanding, in no event shall the cash payments described above be guaranteed by an entity that does not also guarantee the First Lien Notes, Second Lien Notes or Takeback Second Lien Notes.

Asset Sales; Mandatory Prepayments to Opioid Trust	The Plan and Confirmation Order will also provide that, after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under their funded indebtedness (as may be modified from time to time), fifty percent (50%) of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid Trust; and the amount of such net proceeds actually conveyed to the Opioid Trust will be deemed a ratable repayment against the remaining structured payments described above that the Opioid Trust is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe.

Tax Matters

The Opioid Settlement shall be implemented with the objective of maximizing tax efficiency to (i) Mallinckrodt, including with respect to the availability, location and timing of tax deductions and (ii) to the Opioid Claimants, including with respect to the tax classification of the Opioid Trust.

The Opioid Trust will be treated as a qualified settlement fund for tax purposes.

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The Parties intend that payments to the Opioid Trust will constitute “restitution” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of government or governmental entities and to the extent allowed by applicable law.

Certain Insurance Matters	In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee or the Opioid Trust, on the other hand, shall cooperate and negotiate in good faith concerning (i) treatment of unsatisfied self-insured retentions under the applicable policies with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid Trust (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions) and (ii) any actions by the Debtors, Reorganized Debtors, or the Opioid Trust to pursue or preserve the insurance policies relating to the Assigned Insurance Rights. The Debtors and the Reorganized Debtors will use their reasonable best efforts to provide to the Opioid Trust all documents, information, and other cooperation that is reasonably necessary for the Opioid Trust to pursue the Assigned Insurance Rights.

Opioid Trust Documents	The Opioid Trust Documents will comply with the requirements of the Bankruptcy Code. The material terms of the Opioid Trust Documents will be described in the Disclosure Statement and forms of the Opioid Trust Documents shall be included in the Plan Supplement, with such summaries and forms of documents to be acceptable to the Governmental Plaintiff Ad Hoc Committee and reasonably acceptable to the Debtors and the Required Supporting Unsecured Noteholders.

New Opioid Warrants Agreement	The agreement governing the New Opioid Warrants shall constitute Definitive Documentation under the Restructuring Support Agreement and will:

•  contain terms and conditions, including, without limitation, cashless exercise option (as far as legally permissible), anti-dilution protection (including, without limitation, against stock splits, stock dividends and similar events) and Black Scholes protections to be agreed, in each case, as customary for transactions of this type and otherwise acceptable to the Debtors and the Governmental Plaintiff Ad Hoc Committee;

•  provide for a registration rights agreement satisfactory to the Governmental Plaintiff Ad Hoc Committee with respect to the New Opioid Warrants and the stock issuable upon exercise of the New Opioid Warrants providing for, among other things, a resale shelf registration statement and customary demand and piggyback rights; and

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•  contain enhanced information rights and a covenant requiring Mallinckrodt to, upon request by the Opioid Trust on reasonable notice and subject to reimbursement by the Trust of Mallinckrodt’s reasonable and documented out-of-pocket costs and expenses (provided, however, that such notice and reimbursements obligations of the Opioid Trust shall be on terms no less favorable to the Opioid Trust than any such obligations of any other shareholder of the Reorganized Debtors with similar rights), reasonably cooperate in good faith with any private sale by the Opioid Trust of the New Opioid Warrants or any shares received as a result of the exercise of the New Opioid Warrants.

Channeling Injunction	The Plan and the Confirmation Order will contain (i) a release by holders of Opioid Claims and (ii) an injunction channeling all Opioid Claims against the Protected Parties to the Opioid Trust, in each case, substantially on the terms set forth on Exhibit 1 hereto.

In addition, and for the avoidance of doubt, the Plan and Confirmation Order will also provide for customary releases by the Company and by other holders of claims and interests, exculpation provisions, and related injunctive provisions, in each case consistent with Annex 4 to the Restructuring Term Sheet.

Operating Injunction	The Company shall seek entry of an injunctive order to be effective on the Petition Date, defining the manner in which the Debtors’ opioid business may be lawfully operated by the Debtors or any successors thereto on a going-forward basis during the pendency of the Chapter 11 Cases, on the terms set forth on Exhibit 2 hereto (the “Chapter 11 Operating Injunction”).

The Confirmation Order (or a separate order of the Bankruptcy Court or another court of competent jurisdiction, if so agreed by the Company, the Governmental Plaintiff Ad Hoc Committee) will extend the Chapter 11 Operating Injunction to govern the Reorganized Debtors’ operations after the Plan Effective Date (the “Post-Plan Effective Date Operating Injunction” together with the Chapter 11 Operating Injunction, the “Operating Injunctions”).

The Operating Injunctions shall be acceptable to the Debtors and the Governmental Plaintiff Ad Hoc Committee, and reasonably acceptable to the Required Supporting Unsecured Noteholders.

5

Assigned Claims Cooperation	During the pendency of the Chapter 11 Cases, the Debtors shall reasonably cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee in connection with the investigation and preservation of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, documents, emails and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee. The Debtors shall, at the reasonable request of the Unsecured Notes Ad Hoc Group, inform counsel to the Unsecured Notes Ad Hoc Group of the status and scope of any such cooperation.

The Debtors shall use reasonable efforts to provide all readily available, non-privileged information relating to the Assigned Third- Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Plan Effective Date, the Reorganized Debtors shall provide reasonable cooperation to the Opioid Trust in connection with the Opioid Trust’s investigation, preservation and pursuit of the Assigned Third-Party Claims and Assigned Insurance Rights. The terms and conditions of such cooperation shall be mutually agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders and set forth in the Plan Supplement and included in the Confirmation Order. The Opioid Trust shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Plan Effective Date.

Any request by the Opioid Trust or the Governmental Plaintiff Ad Hoc Committee for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

Other Terms of Plan and Confirmation Order	The Plan and/or Confirmation Order will provide for, among other things, the following:

•  Mallinckrodt will be required to participate in an industry-wide document disclosure program (if any) by disclosing publicly a subset of its litigation documents, subject to scope and protocols to be negotiated in good faith with the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders;

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•  any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Assigned Third-Party Claims and Assigned Insurance Rights shall be transferred to the Opioid Trust and shall vest in the Opioid Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the Opioid Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the Opioid Trust for the sole purpose of enabling, and to the extent necessary to enable, the Opioid Trust to investigate and/or pursue such Assigned Third-Party Claims and Assigned Insurance Rights and (b) no documents or communications subject to a privilege shall be publicly disclosed by the Opioid Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Confirmation Order shall provide that the Opioid Trust’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ estates;

•  the Opioid Trust shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims and Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, or any of their respective then-current employees, officers, directors or representatives, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard;

•  the exercise of remedies (including, without limitation, rights of setoff and/or recoupment) by non-Mallinckrodt third parties against Mallinckrodt on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law; and

•  the covenants and enforcement rights with respect to Mallinckrodt’s deferred payment obligations owed to the Opioid Trust in form and substance reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Required Supporting Unsecured Noteholders in light of the nature, duration and form of the deferred payment obligations.

7

Execution Version

Glossary of Key Defined Terms

Term	Meaning
Additional Insurance Rights	Additional rights in respect of insurance and/or other consideration, to be agreed to by the Debtors, the Supporting Governmental Opioid Claimants and Supporting Unsecured Noteholders holding no less than two-thirds in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement.

Assigned Insurance Rights	(a) Any and all claims, demands, entitlements to proceeds, payments, benefits, or Causes of Action of the Debtors under any and all general liability and products liability insurance policies that do or may afford the Debtors with rights, benefits, defense, indemnity, or insurance coverage with respect to any Opioid Claim, and (b) the Additional Insurance Rights.

Assigned Medtronic Claims	All Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including, without limitation, all Avoidance Actions of the Debtors against such parties

Assigned Third-Party Claims	(a) All Causes of Action of the Debtors arising out of Opioid Claims, including, without limitation, all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against Parent or any of its subsidiaries, or any Released Party, and (b) the Assigned Medtronic Claims.

Avoidance Actions	Any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

Causes of Action	Any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

New Opioid Warrants	Warrants to acquire the number of New Mallinckrodt Common Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the MIP, at a strike

Glossary - 1

Term	Meaning
price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the seventh anniversary of the Plan Effective Date; provided, that if the Reorganized Debtors exercise the Prepayment Option and prepay the Deferred Cash Payments in full, such warrants shall be exercisable only through and including the fifth anniversary of the Plan Effective Date.

Opioid Claim	Claims and causes of action, whether existing now or arising in the future, and whether held by a Governmental Entity or private party, against Mallinckrodt in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including, for the avoidance of doubt and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against Mallinckrodt on account of payments or losses in any way arising out of or relating to opioid products manufactured or sold by Mallinckrodt or any of their predecessors prior to the Plan Effective Date, including Future Opioid PI Claims; provided, that Mallinckrodt shall agree to comply with the terms of the Chapter 11 Operating Injunction as of the Petition Date, and that “Opioid Claims” shall not include any claims in any way arising, in whole or in part, from a violation of the Chapter 11 Operating Injunction

Opioid Claimant	A holder of an Opioid Claim

Opioid Trust	The trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Opioid Claimants to be reasonably necessary or appropriate to provide tax efficiency to the Opioid Trust and Opioid Claimants (and all such trusts shall be referred to collectively as the “Opioid Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for Mallinckrodt.

Opioid Trust Documents	The documents governing: (i) the Opioid Trust; (ii) any sub-trusts or vehicles that comprise the Opioid Trust; (iii) the flow of consideration from the Debtors’ estates to the Opioid Trust or any sub-trusts or vehicles that comprise the Opioid Trust; (iv) submission, resolution, and distribution procedures in respect of all Opioid Claims; and (v) the flow of distributions, payments or flow of funds made from the Opioid Trust or any such sub-trusts or vehicles after the Plan Effective Date.

Glossary - 2

Term	Meaning
Original Payment Schedule	The schedule for deferred cash payments under the February 2020 agreement in principle reached between certain state attorneys general and the Debtors, providing for the following payments on the following dates:

Date	Payment Amount
Plan Effective Date	$300,000,000
Each of 1st and 2nd anniversaries of Plan Effective Date	$200,000,000
Each of 3rd through 8th anniversaries of Plan Effective Date	$150,000,000

Parent	Mallinckrodt plc

Protected Party	(a) The Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Persons’ officers and directors, principals, members, employees, financial advisors, attorneys, accountants, investment bankers, consultants, experts and other professionals, provided that, solely as to any Supporting Governmental Opioid Plaintiff, consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date.

Glossary - 3

Exhibit 1

Channeling Injunction/Opioid Claimant Release

Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Plan Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Plan Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, Liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their Estates, the Opioid Claims, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Plan Effective Date, the Opioid Trust, Opioid Trust Documents and the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement, the Disclosure Statement, the Plan, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Plan Effective Date in connection with the creation of the Opioid Trust, the “Agreement in Principle for Global Opioid Settlement and Associated Debt Refinance Activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation (including the solicitation of votes on the Plan), the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Plan Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective

Date obligations of any party or Entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The foregoing release will be effective as of the Plan Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the third-party release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any Opioid Claimant asserting any claim or Cause of Action released pursuant to this release.

Channeling Injunction

Terms. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Plan Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims shall be to the Opioid Trust pursuant to this section [____] of the Plan and the Opioid Trust Documents, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Protected Party or any property or interest in property of any Protected Party. On and after the Plan Effective Date, all present and future Opioid Claimants shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim other than from the Opioid Trust pursuant to the Opioid Trust Documents:

•

commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

•	creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid Trust, except in conformity and compliance with the Opioid Trust Documents.

Reservations. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims against the Opioid Trust in accordance with the Plan and the Opioid Trust Documents; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid Trust.

Exhibit 2

Operating Injunction

MALLINCKRODT INJUNCTIVE RELIEF

DRAFT TERM SHEET

I. DEFINITIONS

A.	“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

B.	“Cancer-Related Pain Care” shall mean care that provides relief from pain resulting from a patient’s active cancer or cancer treatment, as distinguished from treatment provided during remission.

C.

“CDC Guideline Recommendations” shall mean the 12 enumerated Recommendations published by the U.S. Centers for Disease Control and Prevention (CDC) for the prescribing of opioid pain medication for patients 18 and older in primary care settings as part of its 2016 Guideline for Prescribing Opioids for Chronic Pain (CDC Guidelines), as updated or amended by the CDC.

D.

“Chapter 11 Cases” means the proceedings to be commenced by Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC and certain of their affiliates under chapter 11 of the United States Bankruptcy Code.

E.	“Chapter 11 Plan” shall mean the plan of reorganization under chapter 11 of the United States Bankruptcy Code that includes Mallinckrodt Enterprises LLC, Mallinckrodt LLC and SpecGx LLC.

F.	“Confirmation Order” shall mean the order of the Bankruptcy Court (or other court of competent jurisdiction) confirming the Chapter 11 Plan.

G.

“Downstream Customer Data” shall mean transaction information that Mallinckrodt collects relating to its direct customers’ sales to downstream customers, including but not limited to chargeback data tied to Mallinckrodt providing certain discounts, “867 data,” and IQVIA data.

H.	“Effective Date” shall mean the date on which the Chapter 11 Plan goes effective.

I.	“End-of-Life Care” shall mean care for persons with a terminal illness or at high risk for dying in the near future in hospice care, hospitals, long-term care settings, or at home.

J.

“Health Care Provider” shall mean any U.S.-based physician or other health care practitioner who is licensed to provide health care services or to prescribe pharmaceutical products and any medical facility, practice, hospital, clinic or pharmacy.

K.	“In-Kind Support” shall mean payment or assistance in the form of goods, commodities, services, or anything else of value.

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L.

“Lobby” and “Lobbying” shall have the same meaning as “lobbying activities” and “lobbying contacts” under the federal lobbying disclosure act, 2 U.S.C. § 1602 et seq., and any analogous state or local provisions governing the person or entity being lobbied in that particular state or locality. As used in this document, “Lobby” and “Lobbying” include Lobbying directly or indirectly, through grantees or Third Parties.

M.

“Mallinckrodt” shall mean Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC, and each of their current and former subsidiaries, predecessors, successors, joint ventures, divisions and assigns. It shall also mean officers, directors, independent contractors, consultants, agents, employees, partners, and principals, provided that they are acting within the scope of their engagement or employment.

N.	“Mallinckrodt’s Opioid Business” shall mean Mallinckrodt’s business operations relating to the manufacture and sale of Opioid Product(s) in the United States and its territories.

O.	“Opioid(s)” shall mean all naturally occurring, synthetic, or semisynthetic substances that interact with opioid receptors and act like opium.

P.

“Opioid Product(s)” shall mean all current and future medications containing Opioids approved by the U.S. Food & Drug Administration (FDA) and listed by the DEA as Schedule II, III, or IV drugs pursuant to the federal Controlled Substances Act, including but not limited to codeine, fentanyl, hydrocodone, hydromorphone, meperidine, morphine, oxycodone, oxymorphone, tapentadol, and tramadol. The term “Opioid Products(s)” shall not include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage”; methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; or raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories.

Q.	“OUD” shall mean opioid use disorder defined in the Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM–5), as updated or amended.

R.	“Petition Date” shall mean the date on which the Chapter 11 Cases are commenced.

S.

“Promote,” “Promoting,” and “Promotion” shall mean dissemination of information or other practices intended or that could be reasonably anticipated to increase sales, prescriptions, the utilization of prescription products, or that attempt to influence prescribing practices or formulary decisions in the United States.

T.

“Qualified Researcher” shall mean any researcher holding a faculty appointment or research position at an institution of higher education, a research organization, a nonprofit organization, or a government agency.

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U.	“Settling State” means any State that becomes a party to a restructuring support agreement with respect to the Chapter 11 Plan or otherwise votes to accept the Chapter 11 Plan.

V.	“Suspicious Order” shall have the same meaning as provided by the Controlled Substances Act, 21 U.S.C. §§ 801-904, and the regulations promulgated thereunder and analogous state laws and regulations.

W.	“Third Party” shall mean any person or entity other than Mallinckrodt or a government entity.

X.	“Treatment of Pain” shall mean the provision of therapeutic modalities to alleviate or reduce pain.

Y.	“Unbranded Information” shall mean any information that does not identify one or more specific products.

II. SCOPE AND ENFORCEMENT

A.

All of the provisions of this Agreement shall apply both while Mallinckrodt is in bankruptcy and after Mallinckrodt emerges from bankruptcy, and they shall apply to the operation of Mallinckrodt’s Opioid Business by any subsequent purchaser (regardless of whether Mallinckrodt is sold through the bankruptcy process or after bankruptcy, and regardless whether the purchaser buys all or just a portion of Mallinckrodt’s Opioid Business). For the avoidance of doubt, nothing in this Agreement applies to the operation of a subsequent purchaser(s)’ pre-existing opioid business.

B.

The provisions of this Agreement will not apply to Mallinckrodt’s parent or its parent’s subsidiaries, other than those subsidiaries included in the above definition of Mallinckrodt, so long as Mallinckrodt’s parent agrees in a legally binding manner that neither it, nor any of its other subsidiaries, will be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.

C.

In connection with its Chapter 11 Cases, Mallinckrodt consents to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of this Agreement in state court in each of the Settling States. During the pendency of the Chapter 11 Cases, this Agreement is enforceable in the Bankruptcy Court. After the Effective Date, this Agreement is enforceable in state court in each of the Settling States. Mallinckrodt agrees that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or the confirmation of its Chapter 11 Plan.

D.	Term

1.	Unless addressed in Section II.D.2–3, each provision of this Agreement shall apply for 8 years from the Petition Date.

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2.

The provisions of Section III.A (“Ban on Promotion”), Section III.B (“No Financial Reward or Discipline Based on Volume of Opioid Sales”), Section III.F (“Ban on Prescription Savings Program”), Section III.G (“Monitoring and Reporting of Direct and Downstream Customers”), Section III.H (“General Provisions”), Section III.I (“Compliance with All Laws and Regulations Relating to the Sale Promotion and Distribution of Any Opioid Product”), and Section V (“Public Access to Documents”) shall not be subject to any term.

3.

The provisions of Section VI (“Independent Monitor”) shall apply for five years from the Petition Date. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that justifiable cause exists, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of Mallinckrodt to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto. For purposes of this paragraph “justifiable cause” means a failure by Mallinckrodt to achieve and maintain substantial compliance with the substantive provisions of this Agreement.

E.	Notice and Cure

1.

For the purposes of resolving disputes with respect to compliance with this Agreement, should any State Attorney General have reason to believe that Mallinckrodt has violated a provision of this Agreement subsequent to the Petition Date, then such Attorney General shall notify Mallinckrodt in writing of the specific objection, identify with particularity the provisions of this Agreement that the practice appears to violate, and give Mallinckrodt 30 days to respond to the notification.

2.

Upon receipt of written notice from such State Attorney General, Mallinckrodt shall provide a written response, containing either a statement explaining why Mallinckrodt believes it is in compliance with this Agreement or a detailed explanation of how the alleged violation occurred and a statement explaining how and when Mallinckrodt intends to remedy or has remedied the alleged violation.

3.

Such State Attorney General may not take any action concerning the alleged violation of this Agreement during the 30-day response period. Nothing shall prevent such State Attorney General from agreeing in writing to provide Mallinckrodt with additional time beyond the 30 days to respond to the notice. However, such State Attorney General may take any action, including, but not limited to legal action to enforce compliance with the consent judgment specified by Section II.C, without delay if such State Attorney General believes that, because of the specific practice, a threat to the health or safety of the public requires immediate action.

4.

Such State Attorney General may bring an action against Mallinckrodt to enforce the terms of the consent judgment specified by Section II.C, but only after providing Mallinckrodt an opportunity to respond to the notification as described above or within any other period as agreed to by Mallinckrodt and such State Attorney General.

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5.

Nothing in this Agreement shall be interpreted to limit any State Attorney General’s Civil Investigative Demand (“CID”) or investigative subpoena authority, to the extent such authority exists under applicable state law, and Mallinckrodt agrees to comply with a CID or investigative subpoena issued pursuant to such authority.

6.

Nothing herein shall be construed to exonerate any failure to comply with any provision of this Agreement after the Petition Date, or to compromise the authority of any State Attorney General to take action for any failure to comply with this Agreement.

III. INJUNCTIVE RELIEF

A.	Ban on Promotion

1.	Mallinckrodt shall not engage in the Promotion of Opioids or Opioid Products, including but not limited to, by:

a.

Employing or contracting with sales representatives or other persons to Promote Opioids or Opioid Products to Health Care Providers or patients or to persons that influence or determine the Opioid Products included in formularies;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of Opioids or Opioid Products;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to Opioids or Opioid Products;

d.

Creating, sponsoring, operating, controlling, or otherwise providing financial support or In-Kind Support to any website, network, and/or social or other media account for the Promotion of Opioids or Opioid Products;

e.

Creating, sponsoring, distributing, or otherwise providing financial support or In-Kind Support for materials Promoting Opioids or Opioid Products, including but not limited to brochures, newsletters, pamphlets, journals, books, and guides;

f.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote Opioids or Opioid Products, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

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g.

Engaging in Internet search engine optimization or other techniques designed to Promote Opioids or Opioid Products by improving rankings or making content appear among the top results in an Internet search or otherwise be more visible or more accessible to the public on the Internet.

2.	Notwithstanding Section III.A.1, III.A.5, and III.C, Mallinckrodt may:

a.	Maintain a corporate website;

b.

Maintain a website for any Opioid Product that contains principally the following content: the FDA-approved package insert, medication guide, and labeling, and a statement directing patients or caregivers to speak with a licensed Health Care Provider;

c.	Provide information or support the provision of information as expressly required by law or any state or federal government agency with jurisdiction in the state where the information is provided;

d.

Provide the following by mail, electronic mail, on or through Mallinckrodt’s corporate or product websites or through other electronic or digital methods: FDA-approved package insert, medication guide, approved labeling for Opioid Products or other prescribing information for Opioid Products that are published by a state or federal government agency with jurisdiction in the state where the information is provided;

e.

Provide scientific and/or medical information in response to an unsolicited request by a Health Care Provider consistent with the standards set forth in the FDA’s Draft Guidance for Industry, Responding to Unsolicited Requests for Off-Label Information About Prescription Drugs and Medical Devices (Dec. 2011, as updated or amended by the FDA) and Guidance for Industry, Good Reprint Practices for the Distribution of Medical Journal Articles and Medical or Scientific Reference Publications on Unapproved New Uses of Approved Drugs and Approved or Cleared Medical Devices (Jan. 2009, as updated or amended by the FDA);

f.

Provide a response to any unsolicited question or request from a patient or caregiver, directing the patient or caregiver to the FDA-approved labeling or to speak with a licensed Health Care Provider without describing the safety or effectiveness of Opioids or any Opioid Product or naming any specific provider or healthcare institution; or directing the patient or caregiver to speak with their insurance carrier regarding coverage of an Opioid Product;

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g.

Provide Health Care Economic Information, as defined at 21 U.S.C. § 352(a), to a payor, formulary committee, or other similar entity with knowledge and expertise in the area of health care economic analysis consistent with standards set forth in the FDA’s Draft Questions and Answers Guidance for Industry and Review Staff, Drug and Device Manufacturer Communications With Payors, Formulary Committees, and Similar Entities (Jan. 2018), as updated or amended by the FDA;

h.

Provide information, through a product catalog or similar means, related to an Opioid or Opioid Product, including, without limitation, pricing information, weight, color, shape, packaging size, type, reference listed drug, National Drug Code label, and such other descriptive information (including information set forth in a standard Healthcare Distribution Alliance Form or technical data sheet and the FDA approval letter) sufficient to identify the products available, to place an order for a product, and to allow the product to be loaded into a customer’s inventory and ordering system or a third party pricing compendia;

i.

Sponsor or provide financial support or In-Kind Support for an accredited or approved continuing medical education program required by either an FDA-approved Risk Evaluation and Mitigation Strategy (REMS) program or other federal or state law or regulation applicable in the state where the program is provided through an independent Third Party, which shall be responsible for the continuing medical education program’s content without the participation of Mallinckrodt;

j.

Provide Unbranded Information in connection with managing pain in End-of-Life Care and/or Cancer-Related Pain Care relating to: the use of Opioids for managing such pain, as long as the Unbranded Information identifies Mallinckrodt as the source of the information;

k.

Promote medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities;

l.

Promote raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such raw materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; And, notwithstanding this exception, Mallinckrodt will not promote raw materials, active pharmaceutical ingredients and/or immediate precursors to Healthcare Providers or patients; and

m.

Provide rebates, discounts, and other customary pricing adjustments to DEA-registered customers and contracting intermediaries, such as Buying Groups, Group Purchasing Organizations, and Pharmacy Benefit Managers, except as prohibited by Section III.G.

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3.

Mallinckrodt shall not engage in the following specific Promotional activity relating to any products for the treatment of Opioid-induced side effects (for the avoidance of doubt, “Opioid-induced side effects” does not include addiction to Opioids or Opioid Products):

a.	Employing or contracting with sales representatives or other persons to Promote products for the treatment of Opioid-induced side effects to Health Care Providers or patients;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of products for the treatment of Opioid-induced side effects;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to products for the treatment of Opioid-induced side effects;

d.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote products for the treatment of Opioid-induced side effects, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

e.

Engaging in any other Promotion of products for the treatment of Opioid-induced side effects in a manner that encourages the utilization of Opioids or Opioid Products or normalizes the use of Opioids or Opioid Products for chronic pain.

4.

Notwithstanding Section III.A.3 directly above, Mallinckrodt may engage in other Promotional activity for products that may be used for the treatment of Opioid-induced side effects but also have non-Opioid related indications, so long as such Promotion does not explicitly or implicitly associate the product with Opioids or Opioid Products, except for linking to the FDA label associated with that product.

5.	Treatment of Pain

a.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, engage in Promotion of the Treatment of Pain in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

b.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, Promote the concept that pain is undertreated in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

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c.

Mallinckrodt shall not disseminate Unbranded Information, including Unbranded Information about a medical condition or disease state, that contains links to branded information about Opioid Products or generates leads for sales of Opioid Products.

6.	To the extent that Mallinckrodt engages in conduct permitted by Sections III.A.2 and A.4 above, Mallinckrodt shall do so in a manner that is:

a.	Consistent with the CDC Guideline Recommendations, as applicable; and

b.	Truthful, non-misleading, accurate, non-deceptive, and does not omit any relevant information.

B.	No Financial Reward or Discipline Based on Volume of Opioid Sales

1.

Mallinckrodt shall not provide financial incentives to its sales and marketing employees or discipline its sales and marketing employees based upon sales volume or sales quotas for Opioid Products. Notwithstanding the foregoing, this provision does not prohibit financial incentives (e.g., customary raises or bonuses) based on the performance of the overall company or Mallinckrodt’s generics business, as measured by EBITDA, revenue, cash flow or other similar financial metrics.

2.

Mallinckrodt shall not offer or pay any remuneration (including any kickback, bribe, or rebate) directly or indirectly, to or from any person in return for the prescribing or use of an Opioid Product. For the avoidance of doubt, this shall not prohibit the provision of rebates and/or chargebacks to the extent permitted by Section III.A.2.m.

3.	Mallinckrodt’s compensation policies and procedures shall be designed to ensure compliance with this Agreement and other legal requirements.

C.	Ban on Funding/Grants to Third Parties

1.

Mallinckrodt shall not directly or indirectly provide financial support or In-Kind Support to any Third Party that Promotes or is for education about Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects, including educational programs or websites that Promote Opioids, Opioids Products, or products intended to treat Opioid-related side effects but excluding financial support otherwise allowed by this Agreement or required by a federal or state agency.

2.

Mallinckrodt shall not create, sponsor, provide financial support or In-Kind Support to, operate, or control any medical society or patient advocacy group relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

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3.

Mallinckrodt shall not provide links to any Third Party website or materials or otherwise distribute materials created by a Third Party relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

4.	Mallinckrodt shall not use, assist, or employ any Third Party to engage in any activity that Mallinckrodt itself would be prohibited from engaging in pursuant to this Agreement.

5.

Mallinckrodt shall not enter into any contract or agreement with any person or entity or otherwise attempt to influence any person or entity in such a manner that has the purpose or foreseeable effect of limiting the dissemination of information regarding the risks and side effects of using Opioids.

6.

Mallinckrodt shall not compensate or support Health Care Providers, other than Mallinckrodt employees, or organizations to advocate for formulary access or treatment guideline changes that would have the effect of increasing access to any Opioid Product by third-party payers, i.e., any entity, other than an individual, that pays or reimburses for the dispensing of prescription medicines, including but not limited to managed care organizations and pharmacy benefit managers. Nothing in this provision affects the limitations on Mallinckrodt employees set forth in Section III.A. Notwithstanding anything to the contrary in this Agreement, this provision does not prohibit the payment of customary rebates or other pricing concessions to third party payors, including state Medicaid programs, as part of an overall pricing agreement, except as prohibited by Section III.F.

7.

No director, officer, or management-level employee of Mallinckrodt may serve as a director, board member, employee, agent, or officer of any entity, other than Mallinckrodt plc or a wholly owned subsidiary thereof, that not incidentally engages in Promotion relating to Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects. Any director, officer, or management-level employee of Mallinckrodt that serves as a director, board member, employee, agent or officer of any entity shall recuse himself or herself from any decisions in that capacity that are related to the Promotion of Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

8.

Mallinckrodt shall play no role in appointing persons to the board, or hiring persons to the staff, of any entity that not incidentally engages in Promotion relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

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9.

The prohibitions in Section III.C shall not apply to engagement with Third Parties based on activities related to (1) medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; (2) raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; or (3) education warning about drug abuse or promoting prevention or treatment of drug misuse.

10.

Mallinckrodt will be in compliance with Sections III.C.2 and III.C.3 with respect to support of an individual Third Party to the extent that the Independent Monitor or the Settling States determines that such support does not increase the risk of the inappropriate use of Opioids and that Mallinckrodt has not acted for the purpose of increasing the use of Opioids.

D.	Lobbying Restrictions

1.	Mallinckrodt shall not Lobby for the enactment of any provision of any federal, state, or local legislation or promulgation of any provision of any rule or regulation that:

a.	encourages or requires Health Care Providers to prescribe Opioid Products or sanctions Health Care Providers for failing to prescribe Opioids or failing to treat pain with Opioids;

b.	would have the effect of limiting access to any non-Opioid alternative pain treatments; or

c.	pertains to the classification of any Opioid or Opioid Product as a scheduled drug under the Controlled Substances Act.

2.	Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation that supports:

a.

The use of non-pharmacologic therapy and/or non-Opioid pharmacologic therapy to treat chronic pain over or instead of Opioid use, including but not limited to third party payment or reimbursement for such therapies;

b.

The use and/or prescription of immediate release Opioids instead of extended release Opioids when Opioid use is initiated, including but not limited to third party reimbursement or payment for such prescriptions;

c.	The prescribing of the lowest effective dose of an Opioid, including but not limited to third party reimbursement or payment for such prescription;

d.	The limitation of initial prescriptions of Opioids to treat acute pain;

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e.	The prescribing and other means of distribution of naloxone to minimize the risk of overdose, including but not limited to third party reimbursement or payment for naloxone;

f.	The use of urine testing before starting Opioid use and annual urine testing when Opioids are prescribed, including but not limited to third party reimbursement or payment for such testing;

g.

Evidence-based treatment (such as using medication-assisted treatment with buprenorphine or methadone in combination with behavioral therapies) for OUD, including but not limited to third party reimbursement or payment for such treatment; or

h.	The implementation or use of Opioid drug disposal systems.

3.

Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation creating or expanding the operation or use of PDMPs, including but not limited to provisions requiring Health Care Providers to review PDMPs when Opioid use is initiated and with every prescription thereafter. For the avoidance of doubt, Mallinckrodt may Lobby in support of a particular PDMP proposal.

4.	Notwithstanding the foregoing restrictions in Sections III.D.1–3, III.A, and III.C, the following conduct is not restricted:

a.	Lobbying against the enactment of any provision of any state, federal, municipal, or county taxes, fees, assessments, or other payments;

b.	Challenging the enforcement of, or suing for declaratory or injunctive relief with respect to legislation, rules or regulations referred to in Section III.D.1;

c.	Communications made by Mallinckrodt in response to a statute, rule, regulation, or order requiring such communication;

d.

Communications by a Mallinckrodt representative appearing before a federal or state legislative or administrative body, committee, or subcommittee as a result of a mandatory order or subpoena commanding that person to testify;

e.

Responding, in a manner consistent with this Agreement, to an unsolicited request for the input on the passage of legislation or the promulgation of any rule or regulation when such request is submitted in writing specifically to Mallinckrodt from a government entity directly involved in the passage of that legislation or promulgation of that rule or regulation;

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f.

Communicating with a federal or state agency in response to a Federal Register or similar notice or an unsolicited federal or state legislative committee request for public comment on proposed legislation; and

g.	Responding to requests from the DEA, the FDA, or any other Federal or state agency and/or participating in FDA or other agency panels at the request of the agency.

h.	Participate in meetings and other proceedings before the FDA, FDA advisory committee or other FDA committee in connection with the approval, modification of approval, or oversight of its own products.

5.

Mallinckrodt shall require all of its officers, employees, and agents engaged in Lobbying to certify in writing or by appropriate electronic means to Mallinckrodt that they are aware of and will fully comply with the provisions of this Agreement with respect to Lobbying on behalf of Mallinckrodt.

E.	Ban on Certain High Dose Opioids

1.	Mallinckrodt shall not commence manufacturing, promoting, or distributing any Opioid Product that exceeds 30 milligrams of oxycodone per pill.

F.	Ban on Prescription Savings Programs

1.

Mallinckrodt shall not directly or indirectly offer any discounts, coupons, rebates, or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

2.

Mallinckrodt shall not directly or indirectly provide financial support to any Third Party that offers coupons, discounts, rebates or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

3.

Mallinckrodt shall not directly or indirectly assist patients, Health Care Providers, or pharmacies regarding the claims and/or prior authorization process required for third-party payers to approve claims involving any Opioid Product.

G.	Monitoring and Reporting of Direct and Downstream Customers

1.

Mallinckrodt shall operate an effective monitoring and reporting system in compliance with 21 C.F.R. § 1301.71(a), 21 C.F.R. §1301.74(b), 21 U.S.C. § 823(d) and Section 3292 of the SUPPORT for Patients and Communities Act, that shall include processes and procedures that:

a.	Utilize all reasonably available transaction information to identify a Suspicious Order of an Opioid Product by a direct customer;

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b.	Utilize all reasonably available Downstream Customer Data to identify whether a downstream customer poses a material risk of diversion of an Opioid Product;

c.

Utilize all information Mallinckrodt receives that bears upon a direct customer’s or a downstream customer’s diversion activity or potential for diversion activity, including reports by Mallinckrodt’s employees, customers, Health Care Providers, law enforcement, state, tribal, or federal agencies, or the media; and

d.

Upon request (unless otherwise required by law), report to any requesting State Attorney General or State controlled substances regulatory agency any direct customer or downstream customer in such requesting State Attorney General’s or agency’s State identified as part of the monitoring required by (a)-(c), above, and any customer relationship in such State terminated by Mallinckrodt relating to diversion or potential for diversion. These reports shall include the following information, to the extent known to Mallinckrodt:

i.

The identity of the downstream registrant and the direct customer(s) identified by Mallinckrodt engaged in the controlled substance transaction(s), to include each registrant’s name, address, business type, and DEA registration number;

ii.	The dates of reported distribution of controlled substances by direct customers to the downstream registrant during the relevant time period;

iii.	The drug name, drug family or NDC and dosage amounts reportedly distributed;

iv.	The transaction or order number of the reported distribution; and

v.	A brief narrative providing a description of the circumstances leading to Mallinckrodt’s conclusion that there is a risk of diversion.

2.

Mallinckrodt shall not provide to any direct customer an Opioid Product to fill an order identified as a Suspicious Order unless Mallinckrodt’s DEA Compliance Department investigates and finds that the order is not suspicious. Where Mallinckrodt has investigated a potentially Suspicious Order and determined that the order is not suspicious, Mallinckrodt must document the bases for its determination, and provide such documentation to any State Attorney General, or State controlled substances regulatory agency, upon request.

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3.

Upon request, Mallinckrodt shall provide full cooperation and assistance to any federal, state or local law enforcement investigations of potential diversion or suspicious circumstances involving Opioid Products, including criminal law enforcement agencies, drug control agencies, professional licensing boards, and Attorney General’s offices.

4.

Mallinckrodt agrees that it will refrain from providing an Opioid Product directly to a retail pharmacy location or Health Care Provider. Nothing in this provision, however, prevents Mallinckrodt from (i) acting as a distributor of medications relating to (x) the treatment of opioid use disorders; (y) the treatment of opioid abuse, addiction, dependence, or overdose, including medication-assisted treatment for opioid addiction; and (z) rescue medications for opioid overdose; or (ii) providing an Opioid Product directly to a mail order pharmacy, distribution center serving a chain pharmacy, or pharmacy provider that exclusively serves long-term care or hospice providers and their patients.

H.	General Terms

1.

To the extent that any provision in this Agreement conflicts with federal or relevant state law or regulation, the requirements of the law or regulation will prevail. To the extent that any provision in the Agreement is in conflict with federal or relevant state law such that Mallinckrodt cannot comply with both the statute or regulation and a provision of this Agreement, Mallinckrodt may comply with such statute or regulation. Mallinckrodt will provide advance written notice to the affected State Attorney(s) Generals of the statute or regulation that Mallinckrodt intends to comply under this paragraph, and the provision of this Agreement that is in conflict with the statute or regulation. In the event any State Attorney General disagrees with Mallinckrodt’s interpretation of the conflict, such State Attorney General reserves the right to pursue any remedy or sanction that may be available regarding compliance with this Agreement.

2.

Mallinckrodt shall not make any written or oral statement about Opioids or any Opioid Product that is unfair, false, misleading, deceptive or unconscionable. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

3.

Mallinckrodt shall not represent that Opioids or any Opioid Product(s) have approvals, characteristics, uses, benefits, or qualities that they do not have. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

4.

For the avoidance of doubt, nothing in this Agreement is intended to or shall be construed to prohibit Mallinckrodt in any way whatsoever from taking legal or factual positions with regard to its Opioid Product(s) in defense of litigation or other legal proceedings or investigations.

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5.	Upon the request of any State Attorney General, Mallinckrodt shall provide the requesting State Attorney General with copies of the following, within 30 days of the request:

a.	Any litigation or civil or criminal law enforcement subpoenas or Civil Investigative Demands relating to Mallinckrodt’s Opioid Product(s); and

b.	Warning or untitled letters issued by the FDA regarding Mallinckrodt’s Opioid Product(s) and all correspondence between Mallinckrodt and the FDA related to such letters.

I.	Compliance with All Laws and Regulations Relating to the Sale, Promotion, and Distribution of Any Opioid Product

1.	Mallinckrodt shall comply with all laws and regulations that relate to the sale, promotion, distribution, and disposal of any Opioid Product including but not limited to:

a.	State controlled substances acts, including all guidance issued by applicable state regulator(s), and related regulations;

b.	The Federal Controlled Substance Act, including all guidances issued by the DEA;

c.	The Federal Food, Drug and Cosmetic act, or any regulation promulgated thereunder;

d.	FDA Guidances;

e.	State consumer protection and unfair trade practices acts; and

f.	State laws and regulations related to opioid prescribing, distribution and disposal.

J.	Compliance Deadlines

1.

As of the Petition Date, Mallinckrodt must be in full compliance with the provisions included in this Agreement with the exception of the provisions in Section V (“Public Access to Mallinckrodt Documents”).

K.	Training

1.	Mallinckrodt shall provide regular training, at least once per year, to relevant employees on their obligations imposed by this Agreement.

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IV. CLINICAL DATA TRANSPARENCY

A.	Data to Be Shared

1.	Mallinckrodt shall share the following clinical data through a third-party data archive that conforms to the requirements defined below to increase the transparency of its clinical research.

a.	Mallinckrodt shall make available all previously disclosed data and/or information regarding Mallinckrodt Opioid Products;

b.	Mallinckrodt shall make available all previously unreleased data regarding Mallinckrodt Opioid Products, for both approved and unapproved indications, including:

i.	Full analyzable data set(s) (including individual participant-level data de-identified by an independent biostatistician);

ii.	The clinical study report(s) redacted for commercial or personal identifying information;

iii.	The full protocol(s) (including the initial version, final version, and all amendments); and

iv.	Full statistical analysis plan(s) (including all amendments and documentation for additional work processes) and analytic code.

c.

Mallinckrodt shall make available the above information for all studies for any new Mallinckrodt Opioid Product or new indications that are approved within 30 days after regulatory approval or 18 months after study completion, whichever occurs later.

B.	Third-Party Data Archive

1.	Mallinckrodt shall share the above information via a third-party data archive that makes clinical data available to Qualified Researchers with a bona fide scientific research proposal.

2.

The data archive shall have a panel of reviewers with independent review authority to determine whether the researchers are qualified, whether a research application seeks data for bona fide scientific research, and whether a research proposal is complete.

3.	The panel may exclude research proposals with a commercial interest.

C.	Non Interference

1.	Mallinckrodt shall not interfere with decisions made by the staff or reviewers associated with the third-party data archive.

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D.	Data Use Agreement

1.

Any data sharing agreement with a Qualified Researcher who receives shared data via the third-party data archive shall contain contact information for Mallinckrodt’s pharmacovigilance staff. Every agreement shall require the lead qualified researcher to inform Mallinckrodt’s pharmacovigilance staff within 24 hours of any determination that research findings could detrimentally impact the risk-benefit assessment regarding the product. The lead Qualified Researcher may also inform regulatory authorities of the safety signal impacting the risk-benefit assessment. Mallinckrodt’s pharmacovigilance staff shall take all necessary and appropriate steps upon receipt of such safety information, including but not limited to notifying regulatory authorities or the public.

E.	Cost

1.	Mallinckrodt shall bear all costs for making data and/or information available.

V. PUBLIC ACCESS TO MALLINCKRODT DOCUMENTS

A.	Documents Subject to Public Disclosure

1.

The following documents shall be produced by Mallinckrodt to each Settling State and are subject to public disclosure in perpetuity as part of an industry-wide document disclosure program, except for the redactions authorized by Section V.B:

a.

All documents, indices, and privilege logs Mallinckrodt produced to any of the Settling States prior to the Petition Date, including in litigation and in response to investigative demands or other formal or informal requests related to opioids.

b.

All documents, indices, and privilege logs Mallinckrodt produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) and the New York litigation (In re Opioid Litigation, 400000/2017 (Suffolk County)) prior to the Petition Date.

c.	All documents, indices, and privilege logs Mallinckrodt has produced in other litigation related to opioids, excluding patent litigation.

d.

All filings, motions, orders, court transcripts, deposition transcripts, and exhibits in the possession, custody, or control of Mallinckrodt from litigation related to opioids, excluding patent litigation.

2.

All documents produced under this provision shall be provided in electronic format with all related metadata. Mallinckrodt and the Settling States will work cooperatively to develop technical specifications for the productions.

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B.	Information That May Be Redacted

1.	The following categories of information are exempt from public disclosure:

a.

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information reflecting sales or promotional strategies, tactics, targeting, or data, or internal communications related to sales or promotion.

b.

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, home telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of Mallinckrodt’s officers, directors, employees, agents, or attorneys.

c.

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or contractual rights of third parties that Mallinckrodt may not abrogate.

d.

Information regarding Mallinckrodt employees’ personal matters unrelated to Mallinckrodt, including emails produced by Mallinckrodt custodians discussing vacation or sick leave, family, or other personal matters.

C.	Redaction of Documents Containing Protected Information

1.

Whenever a document contains information subject to a claim of exemption pursuant to Section V.B, Mallinckrodt shall produce the document in redacted form. Such redactions shall indicate that trade secret and/or private information, as appropriate, has been redacted. Redactions shall be limited to the minimum redactions possible to protect the legally recognized individual privacy interests and trade secrets identified above.

2.

Mallinckrodt shall produce to each Settling State a log noting each document redacted. The log shall also provide fields stating the basis for redacting the document, with sufficient detail to allow an assessment of the merits of the assertion. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Section V.F.

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3.

In addition to the redacted documents, Mallinckrodt shall, upon any Settling State’s request, also produce all documents identified in Section V.A above in unredacted form to such Settling State at the same time. The redacted documents produced by Mallinckrodt may be publicly disclosed in accordance with Section V.E below. The unredacted documents produced by Mallinckrodt to a Settling State shall be available only to such State unless Mallinckrodt’s claim of exemption under Section V.B is successfully challenged in accordance with Section V.C.4 or the trade secret designation expires in accordance with Section V.D.

4.

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing notice to Mallinckrodt. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party jointly appointed by the Settling States and Mallinckrodt to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over this Agreement. If not so appealed, the third party’s decision is final. In connection with such challenge, a Settling State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker.

D.	Review of Trade Secret Redactions

1.

Ten years after Mallinckrodt completes the production of its documents in accordance with Section V, Mallinckrodt shall review all trade secret assertions made in accordance with Section V.B.1 and all non-manufacturing trade secret designations shall expire. The newly unredacted documents may then be publicly disclosed by a Settling State in accordance with Section V.E. Mallinckrodt shall produce to each Settling State an updated redaction log justifying its designations of the remaining trade secret redactions as manufacturing trade secrets.

E.	Public Disclosure through a Document Repository

1.

Each Settling State may publicly disclose all documents covered by Section V through a public repository maintained by a governmental, non-profit, or academic institution. Each Settling State may specify the terms of any such repository’s use of those documents, including allowing the repository to index and make searchable all documents subject to public disclosure, including the metadata associated with those documents. When providing the documents covered by Section V to a public repository, no Settling State shall include or attach within the document set any characterization of the content of the documents. For the avoidance of doubt, nothing in this paragraph shall prohibit any Settling State from publicly discussing the documents covered by Section V.

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F.	Timeline for Production

1.	Mallinckrodt shall produce all documents required by Section V.A within nine months from the Petition Date.

G.	Costs

1.

Mallinckrodt shall be responsible for its allocable share of all reasonable costs and expenses associated with the public disclosure and storage of Mallinckrodt’s documents through any public repository.

H.	Suspension

1.

Mallinckrodt’s obligation in Section V shall be suspended on the nine-month anniversary of the Petition Date, unless and until two corporate defendants in opioid-related litigation other than Mallinckrodt have agreed or been ordered to publicly disclose opioid-related documents. For the avoidance of doubt, Insys Therapeutics, Inc. shall constitute one of the two necessary defendants based on the “Liquidating Trustee Disclosure Requirement” provisions of the Second Amended Joint Chapter 11 Plan of Liquidation confirmed by the United States Bankruptcy Court for the District of Delaware on January 16, 2020.

VI. INDEPENDENT MONITOR

A.	Appointment of Monitor

1.	Mallinckrodt agrees that it will retain an outside, independent individual (the “Monitor”) to evaluate and monitor Mallinckrodt’s compliance with this Agreement.

2.

Experience with internal investigations or the investigative process (which may include prior monitorship or oversight experience) and expertise in the pharmaceutical industry, relevant regulatory regimes, and internal controls and compliance systems may be considered in selecting the Monitor.

3.

Within 30 days of the Petition Date, Mallinckrodt and the Settling States shall exchange pools of recommended candidates based in part on the above qualification and considerations to serve as the Monitor. The pools shall each contain the names of three individuals, groups of individuals or firms.

4.

After receiving the pools of Monitor candidates, Mallinckrodt and the Settling States shall have the right to meet with the candidates and conduct appropriate interviews of the personnel who are expected to work on the project. Mallinckrodt and the Settling States may veto any of the candidates, and must do so in writing within 30 days of receiving the pool of candidates. If all three candidates within a pool are rejected by either Mallinckrodt or the Monitor States, the party who rejected the three candidates may direct the other party to provide up to three additional qualified candidates within 15 days of receipt of said notice.

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5.

If Mallinckrodt or the Settling States do not object to a proposed candidate, Mallinckrodt or the Settling States shall so notify the other in writing within 30 days of receiving the pool of candidates. If more than one candidate remains, the Settling States shall select the Monitor from the remaining candidates. Mallinckrodt and the Settling States shall jointly seek the Bankruptcy Court’s approval of the selected Monitor candidate.

6.

Unless justifiable cause exists, the Monitor appointed by the Bankruptcy Court shall continue to serve after the Effective Date. For purposes of this paragraph, justifiable cause exists if the Monitor resigns or a court finds that the Monitor: (a) develops a conflict of interest that would undermine public confidence in the objectivity of his or her work; (b) has unreasonably failed to fulfill his or her material obligations under this Agreement or pursuant to the Work Plan (as defined in Section VI.B3), (c) has engaged in any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct; or (d) has engaged in an intentional act of bias or prejudice in favor or against either party. Justifiable cause shall not include Mallinckrodt’s or the Settling States’ disagreements with the decisions of the Monitor pursuant to this Agreement, unless there is a clear pattern in the Monitor’s decisions that demonstrates that the Monitor has not been acting as an independent third party in rendering decisions.

7.

If a new Monitor must be appointed, Mallinckrodt and the Settling States shall follow the procedures and timeline set out above in subparagraphs 3-5. Court approval shall not be sought if Mallinckrodt is no longer under the Bankruptcy Court’s jurisdiction..

B.	Monitor’s Responsibilities

1.	Between the Petition Date and the Effective Date, the Monitor’s duties shall be as follows:

a.

The Monitor shall perform its duties according to the terms of this Agreement and shall be vested all rights and powers reasonably necessary to carry out such powers, duties, and responsibilities enumerated herein.

b.

The Monitor shall work with all diligence perform his or her duties in a manner that does not unreasonably disrupt the operation of Mallinckrodt’s business to confirm and oversee compliance with this Agreement.

c.	The Monitor shall review and provide reports as outlined below.

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d.

Subject to any legally recognized privilege and as reasonably necessary to perform his or her duties hereunder, the Monitor shall have full and complete access to Mallinckrodt’s personnel, books, records, and facilities, and to any other relevant information, as the Monitor may request. Mallinckrodt shall develop such information as the Monitor may request and shall fully, completely and promptly cooperate with the Monitor. The Monitor may raise with the Bankruptcy Court any issues relating to any failure of or delay in such cooperation for an expedited resolution by the Bankruptcy Court.

e.

The Monitor shall serve, without bond or other security, at the cost and expense of Mallinckrodt, with the Monitor’s fees subject to final approval by the Bankruptcy Court. The Monitor shall have the authority to employ, upon written consent from Mallinckrodt, such consent not to be unreasonably withheld, delayed or conditioned, and upon Court approval, at the cost and expense of the Debtors’ estates, such consultants, accountants, attorneys, and other representatives and assistants as are reasonably necessary to carry out the Monitor’s responsibilities. Requests to employ such individuals should be directed to Mallinckrodt’s General Counsel, and will be decided upon no later than ten (10) days from their receipt. The Monitor will work in good faith with Mallinckrodt to ensure such approved consultants will follow Mallinckrodt’s policies and procedures with respect to any payments remitted directly by Mallinckrodt.

f.	The Monitor shall have no obligation, responsibility, or liability for the operations of Mallinckrodt.

g.

The Monitor shall sign onto any Protective Order entered by the Bankruptcy Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties, and each of the Monitor’s consultants, accountants, attorneys and other representatives and assistants shall also sign onto any Protective Order entered by the Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties; provided, however, that nothing shall restrict the Monitor from providing any information to the Court and the parties consistent with the terms of any Protective Order.

h.

The Monitor shall promptly seek an order from the Bankruptcy Court requiring compliance or such other remedies as may be appropriate under the circumstances should Mallinckrodt not comply with this Agreement.

i.	The Monitor shall make a good faith effort to leverage Mallinckrodt’s existing compliance mechanisms when reviewing Mallinckrodt’s compliance with this Agreement.

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j.

The Monitor shall make a good faith effort to perform his or her duties in a manner that does not unreasonably disrupt Mallinckrodt’s business operations. In this regard, Mallinckrodt shall designate senior officials within the Office of the General Counsel to serve as the primary points of contact for the Monitor in order to facilitate the Monitor’s access to documents, materials, or staff necessary to review Mallinckrodt’s compliance with this Agreement. The Monitor shall communicate any request for documents, materials, or access to staff to the designated contacts, unless otherwise instructed. For the avoidance of doubt, nothing in this paragraph shall be interpreted to prohibit the Monitor from speaking with a current or former employee of Mallinckrodt.

2.	Reporting:

a.

Within 45 days of the Petition Date, Mallinckrodt shall file a report with the Bankruptcy Court regarding its compliance with the terms of this Agreement (the “Mallinckrodt Compliance Report”). To the extent permissible by law, this report (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order.

b.

The Monitor must file a report with the Bankruptcy Court regarding compliance by Mallinckrodt with the terms of this Agreement no later than 45 days after the Work Plan (as defined in Section VI.B.3) is finalized, and then additional reports every 90 days thereafter (the “Monitor Reports”). The Court may, in response to such reports, provide further direction to the Monitor as it deems appropriate. To the extent permissible by law, these reports (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order. The content of Monitor Reports shall be set forth in the Work Plan. The frequency of Monitor Reports may decrease to every 180 days after the Effective Date.

c.

Prior to issuing any Monitor Report, the Monitor shall confer with Mallinckrodt regarding its preliminary findings and the reasons for those findings. Mallinckrodt shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report.

d.	In the event the Monitor Report identifies a potential violation of this Agreement, Mallinckrodt shall have the right to cure any potential violation within 30 days.

3.

Work Plan: The manner in which the Monitor will carry out his or her compliance responsibilities under this Agreement, the general scope of information that the Monitor will seek to review in fulfilling his or her duties and, where applicable, the methodologies to be utilized shall be set forth in a work plan (the “Work Plan”). Within 30 days after the Monitor’s appointment by the Bankruptcy Court, the Settling States and Mallinckrodt shall agree with the Monitor on the Work Plan. If the Monitor, the Settling States, and Mallinckrodt fail to reach agreement on the Work Plan within the designated time frame, the Monitor, Settling States, and Mallinckrodt will submit any disputed issues to the Bankruptcy Court for resolution.

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4.

Post-Emergence: Before the Effective Date, the parties will work in good faith to establish procedures for resolving disputes (including disputes over the Work Plan) and overseeing the Monitor’s obligations after Bankruptcy Court approval of the Plan, and to make any other adjustments the parties agree to be reasonably necessary. The parties expect and agree that the principal obligations and conditions imposed by Section VI.B will otherwise remain in effect. After the Effective Date, all reasonable and necessary fees and costs of the Monitor shall be paid by Mallinckrodt.

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Annex A

Prepayment Cost of Deferred Cash Payments at Various Months After Plan Effective Date1

Months after Plan Effective Date (end of month)	Prepayment Cost of Deferred Cash Payments
0	$679,648,516
1	$687,520,879
2	$695,467,941
3	$703,490,411
4	$711,589,005
5	$719,764,445
6	$728,017,460
7	$736,348,785
8	$744,759,166
9	$753,249,350
10	$761,820,096
11	$770,472,168
12	$779,206,338	[2]

[1]

Amounts shown in annex above show the prepayment cost at the end of each of the 12 months after the Plan Effective Date. To the extent a prepayment occurs other than at the end of the month, the prepayment cost shall be calculated as of such prepayment date pursuant to the formula set forth in the Opioid Settlement Term Sheet.

[2]	Prepayment right may be exercised prior to the first anniversary of the Plan Effective Date. Month twelve is illustratively shown and includes $200,000,000 payment due at such time.

Schedule 2

DOJ Settlement Terms re: Boston (Medicaid Rebates) and EDPA False Claims Act

Matters, and related issues

•

Resolved Matters. Mallinckrodt and the United States (including CMS, DOJ ), the applicable states, and qui tam relators agree to fully and finally resolve the Acthar-related government litigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters (such matters, collectively, the “Resolved Matters”) on the terms set forth in this Schedule, which will be memorialized in a definitive DOJ Settlement Agreement, and settlement agreements with the States, and incorporated into the Plan.

•

Settlement Payments. In full and final satisfaction of all claims at issue in the “Resolved Matters”, Mallinckrodt shall make cash payments to the US and State governments totaling $260 million in the aggregate in accordance with the following schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

•

Releases. Effective as of the date on which the Settlement Agreement is fully executed, Mallinckrodt, on the one hand, and DOJ and the States, on the other hand, will have exchanged mutual releases, as specified in the Settlement Agreements relating to the Resolved Matters.

•

CMS/DOJ/State Settlement Agreement; Additional Terms and Conditions. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the DOJ Settlement Agreement shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and DOJ on the other hand, may agree. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the State Settlement Agreements shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and the States, on the other hand, may agree.

2

Exhibit B

Joinder Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”)1 dated as of [●], 2020 by and among (i) Mallinckrodt plc and each of its subsidiaries listed on Annex 1 to the Agreement, (ii) the Supporting Unsecured Noteholders, and (iii) the Supporting Governmental Opioid Claimants and agrees to be bound as a Supporting Party by the terms and conditions thereof binding on the Supporting Parties with respect to all Claims/Interests held by the undersigned.

The undersigned hereby makes the representations and warranties of the Supporting Parties set forth in the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date: _________________, 2020

[SUPPORTING PARTY]

By:
Name:
Title:
Address:

Claims/Interests under the [________]:[2]	$

Other Claims/Interests:	$

Opioid related Claims/Interests:[3]	[Description]

[1]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
[2]	[To be used by Supporting Unsecured Noteholders for holdings of Guaranteed Unsecured Notes]
[3]	[To be used by Supporting Governmental Opioid Claimants for Opioid Claims]